Exhibit 2.2 SHARE PURCHASE AGREEMENT relating to the sale and purchase of the entire issued share capital of INGEUS EUROPE LIMITED and ROSS INNOVATIVE EMPLOYMENT SOLUTIONS CORP. and 0798576 B.C. LTD. and INGEUS AUSTRALIA HOLDINGS PTY LTD Dated November 7, 2018 INGEUS UK HOLDINGS LIMITED and THE PROVIDENCE SERVICE CORPORATION and ADVANCED PERSONNEL MANAGEMENT GROUP PTY LTD and APM UK HOLDINGS LIMITED and INTERNATIONAL APM GROUP PTY LIMITED

Contents

| Clause | | Page |
|---|---|---|
| 1. | Interpretation | 1 |
| 2. | Sale and purchase of the Shares | 20 |
| 3. | Consideration | 20 |
| 4. | Conditions | 22 |
| 5. | Completion | 24 |
| 6. | Post-Completion matters | 24 |
| 7. | Leakage | 26 |
| 8. | Conduct of Business Before Completion | 27 |
| 9. | Sellers' Warranties and Indemnities | 27 |
| 10. | W&I Policy | 29 |
| 11. | Purchaser's and Purchasers' Guarantor's Warranties | 30 |
| 12. | Restraint | 31 |
| 13. | Release of Target Group Support Obligations | 32 |
| 14. | Release of Seller Group Support Obligations | 32 |
| 15. | Rights of Third Parties | 33 |
| 16. | Limitations | 33 |
| 17. | Australian Earn-out | 33 |
| 18. | Confidential Information | 33 |
| 19. | Announcements | 34 |
| 20. | Termination and Rescission | 35 |
| 21. | Guarantee | 35 |
| 22. | Variation and Waiver | 37 |
| 23. | Time of the Essence | 37 |
| 24. | Assignment and Novation | 37 |
| 25. | Costs and Expenses | 39 |
| 26. | Interest | 39 |
| 27. | Entire Agreement | 39 |
| 28. | Invalidity | 40 |
| 29. | Notices | 40 |
| 30. | Service of Legal Proceedings | 41 |
| 31. | Exclusions | 42 |
| 32. | Counterparts | 42 |
| 33. | Joint and Several Liability | 42 |
| 34. | Seller Liability | 43 |
| 35. | Further Assurance | 43 |
| 36. | Governing Law and Jurisdiction | 43 |
| Schedule 1 Information about the Companies, the Subsidiaries | | 49 |
| Schedule 2 Completion Arrangements | | 50 |
| Schedule 3 Warranties | | 52 |
| Schedule 4 Conditions | | 74 |
| Schedule 5 Limitations on Liability | | 75 |
| Schedule 6 Conduct of business before Completion | | 83 |
| Schedule 7 Schedule of Permitted Leakage | | 87 |
| Schedule 8 Tax Schedule | | 88 |
| Schedule 9 Registered Ingeus Intellectual Property | | 102 |
| Schedule 10 Allocation of Consideration | | 103 |

Schedule 11 Australian Earn-out .................................................................................. 104 Schedule 12 Material Contracts .................................................................................... 106 Schedule 13 W&I Excluded Claims ............................................................................. 107 ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on November 7, 2018. BETWEEN 1. THE PROVIDENCE SERVICE CORPORATION whose registered office is at 700 Canal Street, Third Floor, Stamford CT 06902 USA (“Providence”); 2. INGEUS UK HOLDINGS LIMITED whose registered office is at 66 Prescot Street, London E1 8HG (“Holdings”); (Providence and Holdings each a “Seller” and together the “Sellers”). 3. ADVANCED PERSONNEL MANAGEMENT GROUP PTY LTD (ACN 618 764 542 whose registered office is at 58 Ord Street, West Perth WA 6005 (“APM Global”); 4. APM UK HOLDINGS LIMITED (Company No. 10745701) whose registered office is at APM 40 Newtown Shopping Centre, Newtown, Birmingham B19 2SS (“APM UK”), (APM Global and APM UK each a “Purchaser” and together the “Purchasers”). 5. INTERNATIONAL APM GROUP PTY LIMITED (ACN 618 762 977) whose registered office is at 58 Ord Street, West Perth WA 6005 (the “Purchasers’ Guarantor”). INTRODUCTION (A) Holdings is the beneficial and registered holder of shares in Ingeus Europe Limited (“Ingeus Europe” or “IEL”) and Ingeus Australia Holdings Pty Ltd. (“Ingeus Australia”) (basic information concerning each of which is set out in PART A of Schedule 1). (B) Providence is the beneficial and registered holder of shares in Ross Innovative Employment Solutions Corp. (“Ross”) and 0798576 B.C. Ltd. (the parent company of WCG International Consultants Limited) (“0798576”) (basic information concerning each of which is set out in PART A of Schedule 1). (C) The Sellers have agreed to sell and the Purchasers have agreed to purchase the Shares (as defined in this Agreement) in each case on the terms and subject to the conditions of this Agreement. THE PARTIES AGREE as follows: 1. Interpretation 1.1 In this Agreement: “0798576” has the meaning given in the Recitals; 1

“1936 Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth); “1997 Australian Tax Act” means the Income Tax Assessment Act 1997 (Cth); “2009 UK Tax Act” means the Corporation Tax Act 2009 (UK); “Accounting Standards” means U.S. GAAP; “Accounts” means the Audited Accounts and the Unaudited Accounts; “Accounts Date” means 31 December 2017; “Accounts Relief” has the meaning given in the Tax Schedule; “Act” means the Companies Act 2006; “Agreed Rate” means the rate of interest determined by Providence to be two per cent. (2%) per annum above the base rate of Barclays Bank from time to time; “Allocation Percentages” means the proportions set out in Schedule 10, which may be amended in accordance with clauses 3.3, 3.4 and 3.5; “Approval” has the meaning given in clause 4.2; “Audited Accounts” means the audited, consolidated (where applicable) financial statements of Ingeus Europe Limited, Ingeus Australia Holdings Pty Ltd, Ingeus AG (Switzerland) and Ingeus GmbH (Germany) for the accounting reference period ended on the Accounts Date, copies of which are in the Data Room; “Australian Earn-out” means any payment or liability to pay the Earn- Out Consideration (as defined in the Australian Share Sale Agreement) under the Australian Share Sale Agreement; “Australian Share Sale means the share sale agreement dated 31 March Agreement” 2014 between Pinnacle Australia Holdco Pty Ltd (as Buyer), Providence (as Buyer’s Guarantor) and Therese Rein, Gregory Ashmead and GK Ashmead Holdings Pty Limited (as Sellers); “Australian Subsidiaries” means Ingeus Australia Holdings Pty Ltd, Ingeus Australia Investments Pty Ltd, Ingeus Pty Ltd, 2

Ingeus Australia Pty Ltd and Ingeus Victoria Pty Ltd; “BC Shares” means the 100 common shares (without par value) in the capital of 0798576 B.C. Ltd.; “Breaching Party” has the meaning given in clause 5.5; “Business” means the business carried on by the Target Group as at the date of this Agreement; “Business Day” means any day (other than a Saturday, Sunday or a public holiday) on which banks are open in London and New York for a full range of business; “Canadian Subsidiaries” means 0798576, PSC of Canada Exchange Corp. and WCG International Consultants Ltd; “Code” means the United States Internal Revenue Code of 1986, as amended; “Companies” means Ingeus Europe Limited, Ross Innovative Employment Solutions Corp., 0798576 B.C. Ltd. and Ingeus Australia Holdings Pty Ltd. (each, a “Company”), basic information concerning which is set out in Part A of Schedule 1; “Completion” means completion of the sale and purchase of the Shares under this Agreement; “Completion Date” has the meaning given in clause 5.1; “Completion Disclosure has the meaning given in the definition of Letter” Disclosure Letter; “Conditions” means the conditions set out in Schedule 4 and “Condition” shall mean any one of them; “Consequential Loss” has the meaning given in the W&I Policy; “Consideration” has the meaning given in clause 3.1; “Consolidated Australian means the consolidated tax group for Australian Tax Group” tax purposes formed as of 30 May 2014, of which Ingeus Australia Holdings Pty, Ltd is the head company; “Data Protection means the Data Protection Act 1998, the Data Legislation” Protection Act 2018, the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications (EC Directive) 3

Regulation 2003 and any other applicable data protection and privacy laws to which the Target Group is subject in each case including any legally binding regulations, direction or orders issued from time to time under, or in connection with, any such law; “Data Room” means the virtual data room (Ansarada Datasite) named “Beacon” hosted by Ansarada as at 7 November 2018; “Demand” has the meaning given in the Tax Schedule; “De Minimis” has the meaning given in paragraph 1.5 of Schedule 5; “Disclosed” means, in respect of the Warranties, all matters, facts, events, circumstances or information fairly disclosed in or under the Disclosure Letter, this Agreement or the documentation contained in the Data Room and the Due Diligence Reports; “Disclosure Letter” means the letter (together with any documents annexed to it) dated the date of this Agreement together with any further letter provided no later than two (2) Business Days prior to Completion in respect of the Warranties to be repeated under clause 9.1 (the “Completion Disclosure Letter”), in each case from the Sellers to the Purchasers containing disclosures against the Warranties; “Disclosure Materials” means the information and documentation contained in the Data Room and the Disclosure Letter; “DLNR” means The Derbyshire, Leicestershire, Nottinghamshire and Rutland Community Rehabilitation Company Limited (8802532); “Due Diligence Reports” has the meaning given in the W&I Policy; “DWP Agreements” means: (i) the Framework Agreement dated 20 January 2011 between the Secretary of State for Work and Pensions and Ingeus UK Limited; (ii) Call-off Terms and Conditions for the Work Programme CPA01 (East of England), CPA02 (East Midlands), CPA03 (West London), CPA05 (North East), CPA06 (North West), CPA08 (Scotland), CPA16 (West Yorkshire) dated 26 May 2011 between The Secretary of State for Work and Pensions and Ingeus UK Limited; (iii) 4

Work and Health Programme Umbrella Agreement for the Provision of Employment and Health Related Services dated 12 January 2017 between The Secretary of State for Work and Pensions and Ingeus UK Limited; and (iv) Work and Health Programme terms and conditions for North West (CPA03) dated 3 October 2017 between The Secretary of State for Work and Pensions and Ingeus UK Limited; “Earn-Out Group” has the meaning given in the Australian Share Sale Agreement; “Employee Tax Liability” has the meaning given in clause 6.4; “Employees” means the directors and officers (whether employed or not) and employees of the Target Group Companies; “Employer NICs” has the meaning given in clause 6.4; “Encumbrance” means any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, or similar agreement, title retention or transfer or other security or preferential agreement or arrangement, but excluding any Permitted Encumbrance; “Engage in” means to carry on or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier; “Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media: (a) air (including, without limitation, air within natural or man-made structures, whether above or below ground); (b) water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and 5

(c) land (including, without limitation, land under water); “Environmental Laws” means any applicable law or regulation which relates to: (a) the pollution or protection of the Environment; (b) the conditions of the workplace; or (c) the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste; “Equity Value” has the meaning given in clause 3.1(a); “Event” has the meaning given in the Tax Schedule; “Exchange Rate” means in respect of any day, the relevant spot exchange rate published in the Financial Times and if such a day is not a Business Day, such rate as published on the preceding Business Day; “Excluded Person” has the meaning given in clause 10.1(d); “GBP or £” means the lawful currency for the time being of the United Kingdom; “GST” means the goods and services tax or similar value added tax levied or imposed in Australia under the GST Law and includes any replacement or subsequent similar tax; “GST Law” means the same as GST law in A New Tax System (Goods and Services Tax) Act 1999 (Cth); “Guaranteed Obligations” has the meaning given in clause 21.1; “ICA” means the Investment Canada Act; “IEL-PSC Revolver” means the revolving credit facility between Providence and IEL dated 12 December 2016; “IIL” means Ingeus Investments Limited; “Income, Profits or Gains” has the meaning given in the Tax Schedule; 6

“Indemnities” means the indemnities set out in clause 9.6 given by the Sellers and “Indemnity” shall be construed accordingly; “Indemnity Claim” means any claim brought by a Purchaser against either Seller under this Agreement relating to any of the Indemnities; “Ingeus Australia” has the meaning given in the Recitals; “Ingeus Australia Shares” means the 62,558,525 shares in the capital of Ingeus Australia; “Ingeus Europe or IEL” has the meaning given in the Recitals; “Ingeus Europe Shares” means the 21,923,667 ordinary shares of £1 each in the capital of Ingeus Europe; “Ingeus Transaction Bonus means the Ingeus transaction bonus plan in force Plan” as of the date of this Agreement; “Insurance” and have the meanings given in paragraph 17.6(a) of “Insurances” Schedule 3; “Intellectual Property means patents, trademarks, trade names, service Rights” marks, domain names, design rights, copy rights, rights in databases and other intellectual property rights, in each case whether registered and including applications for the grant of any such rights; “IT Contract” means any agreements, arrangements or licences with third parties relating to IT systems or IT services, including all hire purchase contracts, leases or maintenance or service agreements of hardware owned or used by any Target Group Company in the Business, licences or maintenance or service agreements of software owned or used by any Target Group Company in the Business, in each case which is material to the operation of the Business; “Key Employees” means the following employees: Jack Sawyer, Barry Fletcher, Lindsay Mann, Matthew Flood, Kalbir Heer, Jay Han, Tania Bennett, Marc Hanke, Chris Smedley, Adam Hart, and Shawn Brenner; 7

“Leakage” means without duplication: (a) any dividend, bonus or distribution declared, paid or made by any Target Group Company to any member of the Retained Group; (b) any payments made or agreed (whether in cash or in kind) by any Target Group Company to any member of the Retained Group in respect of any share capital or other Securities of a Target Group Company being redeemed, purchased, or repaid, or any other return of capital by any Target Group Company other than to another Target Group Company; (c) any payments made or assets transferred or surrendered to, or liabilities or obligations assumed, guaranteed, indemnified, paid or otherwise incurred for the benefit of any member of the Retained Group by any Target Group Company; (d) the waiver, release, cancellation, compromise, forgiveness, deferral or discount by any Target Group Company of any amount owed to that Target Group Company by any member of the Retained Group; (e) any Transaction Costs or transaction or retention bonuses for management incurred, paid or agreed to be paid by any Target Group Company to any person in relation to the Transaction (including the Plan Payments); (f) any Taxation paid and economically borne by a Target Group Company as a result of any of the matters in paragraphs (a) to (e) (inclusive), other than amounts in respect of VAT, GST or consumption tax which are recoverable by the Target Group by way of repayment or credit against a VAT or similar liability; and 8

(g) any agreement or binding understanding to do any of the things set out in paragraphs (a) to (e) above, in each case other than any Permitted Leakage; “LGPS” means the Local Government Pension Scheme in England & Wales, Scotland or Northern Ireland as the context requires; “Licences” has the meaning given in paragraph 15.4(a) of Schedule 3; “Locked Box Accounts” means the unaudited accounts of the Target Group as at the Locked Box Date and appended to the Disclosure Letter; “Locked Box Date” means 30 September 2018; “Longstop Date” means 31 December 2018 or such other date as agreed in writing between the parties, being no later than 28 February 2019; “Management Accounts” means the unaudited, consolidated management accounts of the Target Group for the period 30 September 2018; “Material Adverse Effect” means any event, circumstance, change, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on, or material adverse change in, the business, financial condition or results of operations of the Target Group Companies, taken as a whole; provided that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a Material Adverse Effect: (i) the announcement, consummation, execution or delivery of this Agreement, or the performance of obligations hereunder or under any other Transaction Documents, including the impact of any of the foregoing on relationships with customers, suppliers of the Target Group, (ii) conditions affecting the global economy or financial markets as a whole, or generally 9 affecting the industries in which the Target Group conducts the Business, (iii) any change after the date hereof in any applicable law, regulation or rule or in the Accounting Standards or other accounting standards applicable to members of the Target Group or any interpretation thereof, (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (v) earthquakes, hurricanes, floods or other natural disasters, (vi) the failure by the Target Group Companies to meet any revenue or earnings projections, forecasts or predictions, (viii) any action taken by, or with the written consent of, either of the Purchasers or any of their affiliates with respect to the implementing the terms of this Agreement or in respect of the Target Group Companies, or (ix) any matter set out in section 2 of Schedule 6 provided further that: (A) the matters described in items (ii), (iii), (iv), and (v) (above) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, financial condition or results of operations of the Target Group Companies, taken as a whole, relative to other participants in the industries in which they operate, and (B) item (vi) (above) will not prevent a determination that any change or effect underlying any such failure to meet revenue or earnings projections, forecasts or predictions has resulted in a Material Adverse Effect, but only to the extent such underlying change or effect is not otherwise excluded from this definition of Material Adverse Effect; “Material Contracts” means the contracts set out in Schedule 12 and “Material Contract” means any of them, as the context requires; 10

“Material Proceedings” has the meaning given in paragraph 15.1 of Schedule 3; “Material Properties” means all those properties in the International Property Register in the Data Room at 4.01.01 where the annual rent and additional costs combined exceed GBP 200,000 per annum; “Ministry of Justice” means the Secretary of State for Justice acting as part of the Crown, of 102 Petty France, SW1H 9AJ; “NCS Agreements” means: (i) the Framework Agreement for the Provision of National Citizen Service dated 24 July 2014 between NCS Trust CIC and Ingeus UK Limited; and (ii) Call-off Terms and Conditions for contract for provision of National Citizen Service in EA2, EM2 and NW1 between NCS Trust CIC and Ingeus UK Limited, dated 3 February 2015; “NDPP Agreements” means the Framework Agreement relating to the NHS Diabetes Prevention Programme dated 1 April 2016 between the National Health Service Commissioning Board and Ingeus UK Limited and the Call-Off Contracts for (i) Leeds dated 2 June 2016, (ii) East Midlands dated 2 June 2016, (iii) South East Strategic Clinical Network, (iv) Milton Keyes, Bedfordshire and Luton, (v) Buckinghamshire, Oxford and Berkshire West, (vi) Hampshire and Isle of Wight, (vii) Bradford, (viii) Shropshire, (ix) Durham, (x) Darlington, (xi) Teesside, (xii) Hambleton, (xiii) Richmondshire and Whitby, (xiv) Staffordshire, (xv) Northumberland Tyne & Wear, and (xvi) North Durham between the National Health Service Commissioning Board and Ingeus UK Limited; “Non-Breaching Party” has the meaning given in clause 5.5; “Non-Title Warranties” means the Warranties, except for the Title Warranties; “Notifications” has the meaning given in clause 4.3; “Overprovision” has the meaning given in the Tax Schedule; “Pension Schemes” means: (i) each of the pension/ retirement benefit plans in respect of the Employees as set out in 11 document 6.05 of the Data Room; and (ii) the Ross 401k Plan; “Permitted Encumbrance” means any Encumbrances arising under the constitutional documents of each of the Target Group Companies or by the operation of law in the ordinary course of trading; “Permitted Leakage” means those matters listed in Schedule 7; “Plan Payment” means the payments certain employees may become entitled to receive under the Ingeus Transaction Bonus Plan in force as of the date of this Agreement; “Plan Payment Schedule” has the meaning given in clause 6.5; “Polish Entity” means Ingeus Sp z.o.o (0000316121); “Pre-Completion means the reorganisation of the Target Group and Reorganisation” the Retained Group to be undertaken prior to Completion including in respect of: (i) the repayment of loans between the Target Group and the Retained Group (including by way of capitalisation, forgiveness, distribution or transfer); (ii) the payment of cash from the Target Group to the Retained Group (as permitted by this Agreement); (iii) the transfer of certain subsidiaries from IIL to IEL; (iv) the sale of IIL to Providence or to one of its subsidiaries; (v) the transfer of Ingeus Australia Pty Limited to Ingeus Pty Limited; and (vi) the transfer of Ingeus Australasia Pty Limited to Providence or one of its subsidiaries, in each case in accordance with the Pre-Completion Reorganisation Steps Plan (or such other steps that materially achieve such reorganisation, and which are not materially prejudicial to the Purchasers); “Pre-Completion means the KPMG steps plans in respect of the Reorganisation Steps Plan” Pre-Completion Reorganisation in the agreed form; “Preparing Party” has the meaning given in the Tax Schedule; “Previous Transaction has the meaning given in paragraph 12 of Claim” Schedule 5; “Prohibited Persons” has the meaning given in clause 12.1; 12

“Properties” means all those properties in the International Property Register in the Data Room at 4.01.01; “Purchaser Conditions” means Conditions 2 and 3 of Schedule 4; “Purchasers’ Group” means each Purchaser and any undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of a Purchaser or a subsidiary undertaking of a parent undertaking of a Purchaser and includes after Completion each Target Group Company; “Purchasers’ Relief” has the meaning given in the Tax Schedule; “Registered Ingeus has the meaning given in paragraph 12.1(a) of Intellectual Property” Schedule 3; “Relevant Amount” has the meaning given in the Tax Schedule; “Relevant Claim” means (i) any Tax Claim or (ii) any claim brought by any Purchaser against either Seller under this Agreement for the purported breach of the Warranties; “Relevant Contract” means each of the DWP Agreements; “Relevant Person” has the meaning given in the Tax Schedule; “Relevant Target Group has the meaning given in the Tax Schedule; Company” “Relief” has the meaning given in the Tax Schedule; “Repayment Amount” has the meaning given in the Tax Schedule; “Retained Group” means the Sellers and any undertaking which is on the date of this Agreement, a subsidiary or subsidiary undertaking or parent undertaking of a Seller or a subsidiary or subsidiary undertaking of a parent undertaking of a Seller excluding any Target Group Company and any undertaking which is not a subsidiary undertaking of Providence; “Reviewing Party” has the meaning given in the Tax Schedule; “Revolver Election” has the meaning given in clause 3.4; “Revolver Election has the meaning given in clause 3.5(a); Amount” 13

“Ross” has the meaning given in the Recitals; “Ross 401k Plan” means the 401(k) retirement plan sponsored by Providence entitled “The Providence Service Corporation Retirement Savings Plan” as sponsored for the benefit of Ross employees; “Ross Shares” means the 1,000 shares of $0.001 in the capital of Ross; “RRP Agreements” means the Amended and Restated Service Agreements signed between DLNR or SWM and the Ministry of Justice, dated 18 December 2014 as amended from time to time; “Saudi IP License” means the intellectual property license agreement to be entered into by IEL and Ingeus LLC (Saudi Arabia) substantially in the agreed form; “Saudi SPA” means the share purchase agreement between Ingeus Europe Limited as seller, and Ingeus Investments Limited as purchaser, relating to the sale and purchase of 1% of the shares in Ingeus LLC (commercial registration number 1010342042), substantially in the agreed form; “Saudi TSA” means the transitional services agreement to be entered into between certain members of the Target Group and Ingeus LLC (Saudi Arabia) substantially in the agreed form; “Saving” has the meaning given in the Tax Schedule; “Securities” means shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments or any other securities; “Seller Conditions” means Conditions 1 and 3 of Schedule 4; “Seller Group Support means each guarantee, indemnity, counter- Obligation” indemnity, letter of comfort or similar obligation or undertaking of any nature given to a third party by a member of the Retained Group in respect of a liability or obligation of a Target Group Company (other than any guarantee or other support obligation given by Providence in connection with the Australian Earn-Out); 14

“Sellers’ Solicitors” means Debevoise & Plimpton LLP of 65 Gresham Street, London, EC2V 7NQ; “Shares” means the Ingeus Europe Shares, the Ross Shares, the BC Shares and the Ingeus Australia Shares (as applicable and as the context requires) or, in each case, such greater number of relevant shares resulting from shares issued in connection with the Pre-Completion Reorganisation provided that on Completion the shares represent the entire issued share capital of each of the Companies; “Specified Senior means each of the Key Employees, in each case, Executives” for so long as such person remains a senior executive of a Target Group Company and “Specified Senior Executive” means any of them, as the context may require; “Straddle Document” has the meaning given in the Tax Schedule; “Straddle Period” has the meaning given in the Tax Schedule; “Swedish Entity” means Ingeus AB (556742-1408); “SWM” means The Staffordshire and West Midlands Community Rehabilitation Company Limited (8802529); “Systems” has the meaning given in paragraph 13.1 in Schedule 3; “Target Group” means the Companies and the Target Subsidiaries and references to “Target Group Company” and “member of the Target Group” shall be construed accordingly; “Target Group Support means each guarantee, indemnity, counter- Obligation” indemnity, letter of comfort or similar obligation or undertaking of any nature given to a third party by a Target Group Company in respect of a liability or obligation of a member of the Retained Group; “Target Subsidiaries” means the entities set out in Part B of Schedule 1; “Tax” or “Taxation” means all forms of taxation, duties, imposts, levies, fees, charges, social security contributions, sales taxes, consumption taxes not limited to harmonised sales taxes, goods and services taxes, secondary tax liabilities, value 15 added taxes and rates, including any interest, penalty, surcharge or fine thereon, imposed, levied, collected, withheld, assessed or enforced by any local, municipal, regional, urban, governmental, state, federal or other body or authority in any jurisdiction, in all cases being in the nature of taxation; “Tax Authority” has the meaning given in the Tax Schedule; “Tax Claim” means a claim brought by a Purchaser against a Seller under paragraph 2 of the Tax Schedule or a Tax Warranty Claim; “Tax Document” has the meaning given in the Tax Schedule; “Tax Law” means any law relating to Tax; “Tax Liability” has the meaning given in the Tax Schedule; “Tax Schedule” means the tax schedule at Schedule 8 to this Agreement; “Tax Warranties” means the warranties set out in paragraph 18 of Schedule 3; “Tax Warranty Claim” means a claim brought by a Purchaser in respect of any purported breach of a Tax Warranty; “Third Party Claim” has the meaning given in Schedule 5; “Threshold” has the meaning given in Schedule 5; “Title Warranties” means the Warranties set out in paragraphs 1.1, 1.2, 2(a) and (b), 3.1, 3.2 and 3.3(a) to (c) of Schedule 3; “Transaction” means the transaction contemplated by the Transaction Documents; “Transaction Costs” means any professional fees and related costs or expenses paid or agreed to be paid or incurred or owing in connection with the Transaction by any Target Group Company since the Locked Box Date, in each case including any irrecoverable VAT or similar consumption tax; “Transaction Documents” means this Agreement, the Disclosure Letter, the Saudi SPA, the Saudi TSA, the Saudi IP License, the documents to be entered into in connection with the Pre-Completion Reorganisation and any other agreement entered into under such 16 documents or an agreed form (or similar) agreement under such documents; “Transfer Date” has the meaning given in clause 24.5; “Treasury Regulations” means the regulations prescribed under the Code; “Unaudited Accounts” means the unaudited, consolidated (where applicable) financial statements of the Target Group members other than those in respect of which have Audited Accounts, for the accounting reference period ended on the Accounts Date, copies of which are in the Data Room; “US$ or $” means the lawful currency for the time being of the United States of America (unless the context otherwise requires); “VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; “W&I Excluded Claim” means: (a) any claim for a breach of a Warranty; (b) any Indemnity Claim; or (b) any Tax Claim; to the extent that it is excluded (whether fully or partially) by the W&I Policy and listed in Schedule 13; “W&I Insurer” means the insurer under the W&I Policy; “W&I Policy” means the warranty and indemnity insurance policy in the agreed form and dated on or around the date of this Agreement issued to the Purchasers, indemnifying the Purchasers with effect from the date of this Agreement against any loss or damage arising out of or in connection 17 with a breach of the Warranties, the Tax Schedule and the Indemnities, subject to the limitations set out in the policy; “W&I Policy Costs” means the cost of AUD543,277.80 associated with obtaining the W&I Policy; “W&I Policy Limit” means AUD40,000,000; “W&I Retention Amount” means AUD250,000; and “Warranties” means the warranties set out in Schedule 3 given by the Sellers and “Warranty” shall be construed accordingly. 1.2 In this Agreement and the Schedules to it, unless otherwise specified: (a) terms not otherwise defined shall have the meaning given to them in the Act; (b) a reference to a document in the “agreed form” is a reference to a document in a form approved, and for the purposes of identification initialled, by or on behalf of the Purchasers and the Sellers; (c) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect after the date of this Agreement would increase or alter the liability of any Seller under this Agreement; (d) references to a “company” shall be construed as to include any company, corporation or other body corporate, wherever incorporated or established; (e) a reference to a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state, state agency, joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality); (f) a reference to a person includes a reference to that person’s legal personal representatives, successors and permitted assigns; (g) a reference to a “party” includes that party’s successors and permitted assigns; (h) references to the knowledge, belief or awareness of the Sellers (or similar phrases) shall be limited to the actual knowledge or awareness of each Key Employee, having made enquiries of Steve Mensforth, Gary Buxton and Justin Narracott in relation to such matters; (i) use of any gender includes the other genders; 18

(j) a reference to a clause, paragraph, or schedule is a reference to a clause or paragraph of or schedule to this Agreement, unless the context otherwise requires; (k) a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term; (l) unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular; (m) a reference to time of day is to London time; (n) a reference to writing shall include any mode of reproducing words in a legible and non-transitory form; (o) “material” or “materially” shall be construed as a reference to materiality in the context of the Business as a whole; (p) a particular government or statutory authority shall include any entity which is a successor to that authority; (q) a reference to any agreement or document is a reference to that agreement or document as from time to time supplemented, varied, amended or novated (as the case may be) other than in breach of this Agreement or that document and provided that in respect of any agreement or document that is the subject of a Warranty, Indemnity or the Tax Schedule it shall only be as supplemented, varied, amended or restated prior to the date of this Agreement; (r) a reference to “fairly disclosed” shall be construed as being disclosed with sufficient detail so as to allow a reasonable buyer to identify the nature and scope of the matter disclosed; and (s) a reference to a “subsidiary undertaking” or a “parent undertaking” are to be construed in accordance with section 1162 of the Act. 1.3 The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. 1.4 The headings and sub-headings of this Agreement are inserted for convenience only and shall not affect the construction of this Agreement. 19

1.5 References in any Warranty or in Schedule 6 to any monetary sum expressed in GBP shall, where such sum is referable in whole or part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement. 1.6 Where, in clauses 6, 9.8, 9.10 or Schedule 5, it is necessary to determine a monetary limit or threshold in US$, and such sum is referable in whole or in part to a particular jurisdiction, such monetary limit or threshold shall be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate on the date of this Agreement. 2. Sale and purchase of the Shares 2.1 The relevant Sellers will sell and the relevant Purchasers will purchase with effect from and including the Completion Date, with full title guarantee and free from any and all Encumbrances and on the terms and conditions of this Agreement, the following Shares: (a) Providence shall sell and APM Global shall purchase the Ross Shares and the BC Shares; (b) Holdings shall sell and APM UK shall purchase the Ingeus Europe Shares; and (c) Holdings shall sell and APM Global shall purchase the Ingeus Australia Shares. 2.2 Each of the Sellers waives all rights of pre-emption which may exist in relation to the Shares under the articles of association of each of the Companies or otherwise under any agreement to which any relevant Seller is party to and bound thereby. 3. Consideration 3.1 The consideration payable by the Purchasers to the Sellers for the sale of the Shares will be the aggregate amount of: (a) the equity value, being an amount equal to US$30,000,000 the “Equity Value”; (b) plus an amount equal to the cash in the Locked Box Accounts, being US$19,516,584; (c) less any amount payable by the Sellers in respect of the Plan Payments and any amount payable by the Sellers for Employer NICs, in each case in accordance with clause 6.4; (d) less 50% of the W&I Policy Costs of the Sellers (to the extent not paid by the Sellers prior to Completion); and (e) less current withholding taxes payable net of Seller payments made in relation to withholding taxes since the Locked Box Date, and less current 20 provision for income tax, net of current income tax remittance which has been prepaid as of the Locked Box Date; (together, the “Consideration”). 3.2 Subject to clause 3.4 and to each Purchaser withholding from the Consideration such sums it is required to withhold by law, the Consideration is payable by the Purchasers in cash in full on Completion and to the bank account(s) nominated by the Sellers, as notified by the Sellers in writing to the Purchasers at least three Business Days prior to Completion. The Purchasers shall notify the Sellers at least twenty (20) days prior to Completion of any intention to withhold any amount from the Consideration and will use reasonable best efforts to cooperate with the Sellers to minimise or eliminate such withholding. The Purchasers will procure that all monies payable to the Sellers under this Agreement, including the Consideration, are paid in full without any deduction, set-off or counterclaim whatsoever and each Purchaser irrevocably waives any right to set-off or counterclaim against, or deduct from, any monies owed to it by the Sellers. 3.3 Each item of the Consideration shall be allocated to the Sellers, to the Shares of each Company and as set forth in Schedule 10 (as may be varied in respect of the allocations to IEL by clauses 3.4 and 3.5). 3.4 The Sellers may elect by written notice to the Purchasers, no later than 5 Business Days prior to Completion that either or both of the Purchasers acquire by novation or assignment the right of Providence to be repaid a portion of the IEL-PSC Revolver (a “Revolver Election”). 3.5 If a Revolver Election is made: (a) such Revolver Election shall specify the US$ amount of the IEL-PSC Revolver to be acquired by such Purchaser/s (the “Revolver Election Amount”) up to the amount of the Consideration payable in respect of IEL; (b) the Sellers, the Purchasers and IEL shall novate or assign the Revolver Election Amount to one or more of the Purchasers and execute such documentation to achieve such novation or assignment as Providence shall reasonably require; (c) the cash Consideration payable in respect of the Shares shall be reduced by the amount of the Revolver Election Amount; and (d) on Completion, in addition to payment of the cash Consideration under clause 3.2 (as adjusted by this clause 3.5) the Purchasers shall pay to Providence the Revolver Election Amount. 3.6 If directed by the Sellers in writing, not less than 5 Business Days prior to Completion, the Purchasers agree that they shall pay all or part of the Consideration that would otherwise be payable by Holdings to Providence, in partial repayment of a certain term loan made by Providence to Holdings. The Sellers will also enter into such documentation as may be reasonably requested by Providence to evidence such payment direction. 21

4. Conditions 4.1 Each party shall use its best endeavours to achieve satisfaction of the Conditions as soon as reasonably practicable after the date of this Agreement and in any event not later than 1 p.m. on the Longstop Date. 4.2 Without limitation to the Purchasers’ obligations under clause 4.1, if an authority or governmental entity whose approval, clearance, consent, authorisation or permission (collectively, “Approval”) is necessary to permit Completion prior to 1 p.m. on the Longstop Date indicates formally or informally that such Approval is likely to be or would only be given subject to compliance with certain conditions or commitments (including consent decrees and hold separate orders) by the Purchasers or a member of the Purchasers’ Group, each Purchaser shall use its best endeavours to accept and agree to the imposition of such conditions or commitments including any requiring the sale, divestiture, licence or disposition of any of its or the Purchasers’ Group’s assets or shares. 4.3 Subject to clause 4.4, each party shall use its best endeavours to: (a) ensure that any filings, requests for consent (including any change of control consent), submissions, notifications or similar (together “Notifications”) necessary or desirable to ensure the satisfaction of the Conditions are made within ten Business Days of the date of this Agreement (unless otherwise agreed by the Sellers) but not earlier than three Business Days after the relevant party has provided all information reasonably requested for that purpose; and (b) promptly provide such other information to any relevant person as such relevant person may reasonably request in connection with the satisfaction of any Condition. 4.4 Each party shall: (a) provide to the non-notifying parties, five Business Days prior to the making of any Notifications to any person, a written copy (redacted for business secrets of the notifying party, as the case may be) of the drafts of such Notifications and make such amendments as are reasonably requested by the non-notifying parties to the Notifications prior to their submission; and (b) agree and coordinate with such non-notifying parties a plan of action in connection with communications with any person from which an authority or government entity whose Approval is required or to which a Notification is made, shall take into account all reasonable requests of the non-notifying parties in respect of such communications and shall permit the non-notifying parties (or their representatives) to be present at meetings or on calls with any such person. 4.5 The Sellers and the Purchasers shall provide such reasonable assistance as is requested by the other party in connection with the preparation of any Notification as is necessary or desirable to satisfy the Conditions or to permit Completion. 4.6 Each of the Sellers and the Purchasers shall: (a) keep the other party informed regarding the progress towards satisfaction of the Conditions; and (b) promptly provide the other party with copies of any written communications and material details of any oral communications from 22 any person whose Approval or consent or agreement is necessary to satisfy the Conditions or to whom a Notification is made. 4.7 The Purchasers shall pay all fees and make all other payments required to be paid or made to any person in relation to the Notifications or Approvals necessary or desirable to ensure the satisfaction of the Conditions. 4.8 If, at any time, a party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall inform the other parties (and provide reasonable details) as soon as reasonably practicable. 4.9 Subject to clause 4.10: (a) the Sellers have the benefit of the Seller Conditions and may, at their discretion, waive the Seller Conditions by giving written notice to the other party (provided such waiver is permitted by law); and (b) the Purchasers have the benefit of the Purchaser Conditions and may, at their discretion, waive the Purchaser Conditions by giving written notice to the other party (provided such waiver is permitted by law). 4.10 If more than one party has the benefit of a Condition, that Condition may only be waived if each party with the benefit of the Condition gives notice to the other party prior to the Longstop Date, specifying that it no longer requires the Condition to be fulfilled (provided such waiver is permitted at law). 4.11 The requirement in clause 4.3 for the Sellers to use best endeavours shall not require the Sellers to maintain in place post-Completion any Seller Group Support Obligations or to pay or agree to pay amounts under any Relevant Contracts. 4.12 At the Sellers’ written request, the Purchasers and the Purchasers Guarantor shall procure that Megan Wynne and/or Alan Cave are available, on reasonable notice, to attend in person meetings with relevant counterparties in relation to the satisfaction of the Conditions or obtaining the change of control consent - set out in paragraph 1.5 of Schedule 6. 4.13 The parties shall cooperate in good faith to obtain the change of control consents set out in paragraph 1.5 of Schedule 6 and the provisions of clauses 4.2 to 4.7 (inclusive) and clause 4.11 shall apply mutatis mutandis to the obtaining of such consents. 4.14 The Purchasers will cooperate and act reasonably and in good faith in relation to the Pre-Completion Reorganisation and agree that the Sellers are entitled to amend the Pre-Completion Reorganisation Steps Plan with the prior written consent of the Purchasers, such consent not to be unreasonably withheld, delayed or conditioned. 4.15 If any of the Conditions have not been satisfied or waived by 1 p.m. on the Longstop Date then this Agreement (except for this sub-clause, clause 1 (Interpretation); clause 18 (Confidential Information); clause 19 (Announcements); clause 22 (Variation and Waiver); clause 25 (Costs and 23

Expenses); clause 27 (Entire Agreement); clause 29 (Notices); and clause 36 (Governing Law and Jurisdiction)) shall cease to have effect. 5. Completion 5.1 Completion will take place at the offices of the Sellers’ Solicitors five (5) Business Days after the date on which the last of the Conditions is satisfied or waived (as the case may be), or on any other date or place agreed in writing by Providence and APM Global (the “Completion Date”). 5.2 At Completion each of the Sellers will do all those things listed in paragraph 1 of Schedule 2 and each of the Purchasers will do all those things listed in paragraph 2 of Schedule 2. 5.3 The Sellers shall not be obliged to complete this Agreement unless each Purchaser complies with all of its obligations under this clause 5 and paragraph 2 of Schedule 2. 5.4 The Purchasers shall not be obliged to complete this Agreement unless the sale and purchase of all the Shares is completed simultaneously. 5.5 If Completion does not take place on the Completion Date because any party (the “Breaching Party”) fails to comply with any of its material obligations under this clause 5.5 or Schedule 2 (whether such failure amounts to a repudiatory breach or not), the Sellers, if the Breaching Party is a Purchaser, or the Purchasers, if the Breaching Party is a Seller (the “Non-Breaching Party”) may by notice to the Breaching Party: (a) proceed to Completion to the extent reasonably practicable (without limiting the Non-Breaching Party’s rights under this Agreement); (b) postpone Completion to such date as the Non-Breaching Party may specify (being a date not later than the Longstop Date); or (c) terminate this Agreement. 5.6 Where the Non-Breaching Party postpones Completion to another date in accordance with clause 5.5(b), the provisions of this Agreement apply as if that other date is the Completion Date. 5.7 Where a party terminates this Agreement pursuant to clause 5.5(c), each party’s further rights and obligations shall cease immediately on such termination, but such termination shall not affect a party’s accrued rights and obligations at termination. The provisions set out in this clause 5.7 shall continue to have effect, notwithstanding the termination of this Agreement under clause 5.5(c). 6. Post-Completion matters 6.1 Each Purchaser agrees that it shall keep, and procure that each Target Group Company shall keep all books and records of the relevant Target Group Company until the longer of: (i) 6 years, or (ii) the period required by applicable mandatory law. During such period, each Purchaser shall procure that each Target Group 24

Company provides to the Sellers such information as may be reasonably requested and grant the Sellers reasonably requested access (following reasonable notice by the Sellers to the Purchaser), during normal business hours, in each case to such books and records and information (and allow them to make necessary copies) as relate to the period prior to Completion solely to the extent required in connection with any proceeding, Tax filing or audit, preparation of financial statements (including in respect of any member of the Retained Group) or filing requested by any governmental, listing, stock exchange or regulatory body, or an inquiry or dispute arising out of or in connection with this Agreement or as otherwise reasonably requested by the Sellers. 6.2 The Purchasers shall cause the Target Group Companies to provide to Providence, following the Completion Date, in each case as soon as reasonably practicable, information regarding any material event or action, including any final adjudication relating to the dispute in respect of the Evry Lease (as defined in the Australian Share Sale Agreement). 6.3 The Purchasers shall cause the Target Group Companies to submit to Providence, following the Completion Date, in each case as soon as reasonably practicable, any amounts received pursuant to the Australian Share Sale Agreement from the escrow account established thereunder. 6.4 Certain Employees may become entitled to receive a Plan Payment and the Purchasers shall procure that Ingeus Europe shall comply with its obligation to: (i) make such Plan Payment directly or indirectly to such participant on the date on which such Plan Payment is due under the terms of the relevant Ingeus Transaction Bonus Plan; (ii) withhold from each Plan Payment such sums in respect of income tax and employee’s national insurance contributions (or its equivalent) as are required to be withheld by law (an “Employee Tax Liability”); and (iii) account promptly to the relevant Tax Authority for the amount equal to each Employee Tax Liability and the amount of employer’s national insurance contributions (or equivalent social security contributions in any other jurisdiction) (the “Employer NICs”) arising in connection with each Plan Payment. Providence will economically bear any amounts payable to employees under subparagraph (i) of this clause 6.4 (by way of the adjustment specified in clause 3.1(c) of this Agreement and subject to subparagraph (ii)) and the economic cost of any associated Employer NICs associated with amounts payable to employees under subparagraph (iii) of this clause 6.4 will be equally borne by Providence (by way of the adjustment specified in clause 3.1(c) of this Agreement) and the Purchasers, provided however that the maximum aggregate liability of the Purchasers for such Employer NICs shall not exceed US$200,000 and Providence shall be liable for any amount in excess of this US$200,000. Providence shall promptly (and in any event within 5 (five) Business Days) notify the Purchasers of satisfaction or fulfilment of any condition under the Ingeus Transaction Bonus Plan under or in the control of any member of the Retained Group. 6.5 At least 10 (ten) Business Days prior to making any Plan Payment, the Purchasers shall procure that Ingeus Europe notifies Providence in writing of the intention of making any Plan Payment and the related payment of any Employer NICs, and will provide Providence with a schedule of each such payment and proposed 25 payment date under the Ingeus Transaction Bonus Plans (a “Plan Payment Schedule”) and any information reasonably required by Providence to satisfy itself that any such Plan Payment is due and that it, and any associated Employer NICs, will be paid. 6.6 Should any Plan Payment not be paid to any participant in accordance with the Plan Payment Schedule for any reason then the Purchasers shall promptly pay such amount to Providence. 6.7 The parties shall cooperate in good faith to implement the transfer contemplated by the Saudi SPA as soon as reasonably practical following Completion, including, (i) to the extent permitted under law, signing any transfer forms or other documents required to effect completion and (ii) obtaining any relevant regulatory or governmental consents. 7. Leakage 7.1 Each of the Sellers covenants to the Purchasers that no Leakage has occurred from (but excluding) the Locked Box Date to the date of this Agreement and that from the date of this Agreement until Completion neither it nor any member of the Retained Group has received from any Target Group Company, or had the benefit of, any Leakage. 7.2 Subject to clauses 7.3 and 7.4, if the parties agree pursuant to clause 7.3 that any Leakage has occurred the Sellers (in aggregate) must within 5 Business Days of receiving a written demand from the Purchasers pay, or procure payment to, the Purchasers of a sum of money in cash equal to the value of any Leakage received by them or any member of the Retained Group (other than any Permitted Leakage), from the Locked Box Date until Completion. 7.3 The Sellers shall have no liability under clause 7.2 unless a claim has been notified to the Sellers in writing on or before the date which is six months after the date of Completion. A claim for Leakage is not enforceable by the Purchasers and is to be taken for all purposes to have been withdrawn against the Sellers unless: (a) the claim has been agreed, compromised or settled by the parties; or (b) proceedings have been brought (by being issued and served) against the Sellers within three months of its being notified if the relevant claim has not been agreed by the Sellers. 7.4 Save in the case of fraud by the Sellers, the liability of each of the Sellers under clause 7.2 shall not exceed the amount of Leakage received by, or for the benefit of, such Seller and the Retained Group. 7.5 Save in the case of fraud, the Purchasers’ only remedy for a breach of clause 7.2 shall be a claim under clause 7.2. 7.6 Any payment by any Sellers under clause 7.2 shall be treated by the Sellers and Purchasers as a reduction in the amount of Consideration paid to the Sellers. 26

8. Conduct of Business Before Completion During the period from the date of this Agreement until Completion each of the Sellers shall perform its obligations set out in Schedule 6. 9. Sellers’ Warranties and Indemnities 9.1 Subject to the qualifications and limitations in clause 10 and Schedule 5: (a) the Sellers give the Title Warranties in favour of the Purchasers on the date of this Agreement and the Title Warranties shall be deemed repeated at Completion by reference to the facts and circumstances then subsisting; and (b) the Sellers give the Non-Title Warranties in favour of the Purchasers: (i) in respect of each Non-Title Warranty that is expressed to be given on a particular date, as at that date; and (ii) in respect of each other Non-Title Warranty, as at the date of this Agreement, (c) in respect of the following Non-Title Warranties only, each shall be deemed repeated at Completion by reference to the facts and circumstances then subsisting and any reference made to the date of this Agreement in relation to such Warranty shall be construed, in connection with the repetition of such Warranties, as a reference to the date of such repetition: (i) the Warranties at paragraph 6.3 of Schedule 3 (Contracts and commitments) in relation to the Relevant Contracts only; and (ii) paragraphs 15.1 to 15.3 of Schedule 3 (No Material Proceedings, etc.). 9.2 The Warranties are given subject to all matters Disclosed, including any update to such matters Disclosed in the Completion Disclosure Letter in relation to the Warranties that are repeated at Completion in accordance with clause 9.1. To avoid doubt, any matters Disclosed in the Completion Disclosure Letter shall in no way prejudice the Purchasers’ rights under clause 20. 9.3 The Warranties shall survive Completion and remain in full force and effect after Completion. 9.4 Each Warranty is separate, independent and not limited by any other Warranty. 9.5 None of the Warranties refer to or relate to: (i) Saudi Arabian entity, Ingeus LLC; (ii) Ingeus Australasia Pty Limited; or (iii) Ingeus Investments Limited. 9.6 The Sellers give the Warranty at paragraph 4.2 of Schedule 3 to the extent covered by the W&I Policy only. 27

9.7 Subject to the qualifications and limitations in clause 10 and Schedule 5, the Sellers jointly and severally indemnify and keep indemnified each Purchaser and each Target Group Company, and agree to reimburse and compensate each Purchaser or the Target Group Company from all and any losses, costs, claims, liabilities, damages, demands and expenses which may be made, brought against, suffered or incurred by a Purchaser or any Target Group Company which arise directly or indirectly in connection with: (a) subject to clause 9.8, any government counterparty under an existing or expired contract with a Target Group Company exercising a clawback or similar right relating to the performance or delivery obligations of the relevant Target Group Company prior to the Completion Date, in each case only if such clawback or similar: (i) has not been provided or reserved for or otherwise taken into account to any extent in the Locked Box Accounts, the Accounts or the Management Accounts which, for the avoidance of doubt, includes in those accounts amounts payable in connection with ‘payment by results’, withholding clauses, audits or true ups or service credit agreements in such contracts; or (ii) is not actually known to either Purchaser as at 5 November 2018; (b) the Specified Dispute identified in the Disclosure Letter, provided that such indemnity is limited to direct economic liability only; (c) subject to clause 9.9, Ingeus Europe Limited’s holding of 1% of the shares in Ingeus LLC, provided that such indemnity is limited to direct economic liability only; (d) subject to clause 9.10, early termination under the Specified IT Agreements identified in the Disclosure Letter; (e) the Pre-Completion Reorganisation, provided that the Sellers’ liability shall be limited to $1; and (f) subject to clause 9.11, the Australian Earn-Out. 9.8 The Sellers’ aggregate liability to the Purchasers pursuant to the indemnity set out in clause 9.7(a) shall: (i) in no event exceed US$2,000,000; and (ii) shall cease on the date that is 18 months from the Completion Date. 9.9 The Sellers’ liability to the Purchasers pursuant to the indemnity set out in clause 9.7(c) shall cease on the date that is 12 months from the completion date under the Saudi SPA. 9.10 The amount of the Sellers’ liability to the Purchasers pursuant to the indemnity set out in clause 9.7(d) shall be limited to: (a) 100% of the amount of the first US$350,000 of any relevant loss (after which, the Purchasers shall be liable for 100% of the amount of the next US$350,000) of any relevant loss; 28

(b) 50% of the amount of any relevant loss over an aggregate of US$700,000 (and the Purchasers shall also be liable for 50% of the amount of any relevant loss over US$700,000); and (c) 100% of the amount of any aggregate loss over US$4,000,000 (and for the avoidance of doubt, the Purchasers aggregate loss in relation to the indemnity in clause 9.7(d) shall in no event exceed US$2,000,000). 9.11 The amount of the Sellers’ liability to the Purchasers pursuant to the indemnity set out in clause 9.7(f) shall be limited to an amount equal to the Australian Earn- Out, notwithstanding that the Australian Earn-Out may be an amount higher than the Equity Value. 10. W&I Policy 10.1 Notwithstanding any provision to the contrary in this Agreement, but subject to and without prejudice to Schedule 5: (a) the Purchasers represent, warrant and undertake to the Sellers that the Purchasers have insured the Warranties, paragraph 2 (Covenant to pay) and paragraph 11 (Grossing up) of the Tax Schedule and the Indemnity set out in clause 9.7(e) (upon the terms and subject to the limitations set out in the W&I Policy disclosed to the Sellers prior to the date of this agreement) up to the amount of the W&I Policy Limit; (b) each Purchaser agrees that it will not be entitled to make, will not make, and irrevocably waives any right it may have to make, any claim or recover any amount against a Seller or any of a Seller’s directors, officers or employees arising out of a breach of a Warranty or under the Indemnity set out in clause 9.7(e) or the Tax Schedule, except only: (i) in respect of a claim against the Sellers relating to the fraud of a Seller or the fraud of one or more of the Sellers’ directors; (ii) to the extent required to permit a claim against a W&I Insurer under the W&I Policy but only on the basis that the Sellers will have no liability whatsoever for such claim beyond US$1; or (iii) to the extent the claim is a W&I Excluded Claim. (c) each Purchaser covenants with the Sellers that: (i) it will not agree to any amendment, variation or waiver of the W&I Policy (or do anything which has a similar effect) without the prior consent in writing of the Sellers; (ii) it will comply with all terms and conditions of the W&I Policy, including any pre or post Completion deliverables required under the W&I Policy; and (iii) it will not take or omit to take and shall procure that no member of the Target Group or any Deal Team Member (as defined in the 29

W&I Policy) takes or omits to take any action which will or could void the W&I Policy or reduce the amount or scope of coverage under the W&I Policy or cause it to terminate prior to the end of the Policy Period (as defined in the W&I Policy). (d) subject to clause 10.1(c), the Purchasers covenant with the Sellers that the W&I Policy includes and will continue to include terms to the effect that the W&I Insurers irrevocably waive their rights to bring any claims by way of subrogation, claim for contribution or otherwise against the Sellers or any of their respective officers, directors or employees, other than claims by way of subrogation against a Seller or an officer, director or employee of the Seller to the extent that the relevant Loss (as defined in the W&I Policy) arose out of fraud by that person and only to the extent of the rights of recovery relating directly to fraud by that person, and will ensure that those terms are held by the Purchasers for the Sellers and each of their respective current and former officers, directors or employees (each an “Excluded Person”) (or are otherwise directly legally enforceable by the Sellers and each Excluded Person); and (e) If either of the Purchasers breaches the provisions of clause 10.1(c) or clause 10.1(d) then, the Purchasers shall not be able to bring a claim or recover any amount in respect of breach of the Indemnity set out in clause 9.7(e), the Warranties or the Tax Schedule. 10.2 Subject to clause 3.1, the Purchaser shall pay the W&I Policy Costs. 11. Purchaser’s and Purchasers’ Guarantor’s Warranties 11.1 Each Purchaser confirms to the Sellers that it is not aware of any fact, matter, event or circumstances which does, or would, or is reasonably likely to constitute a breach of any Warranty as at the date of this Agreement or (to the extent applicable) when deemed repeated on Completion. For this purpose a Purchaser shall be deemed to have knowledge of anything of which Michael Anghie, Chris Ryan, Alan Cave, Megan Wynne and Greg Meyerowitz are aware and anything of which a Purchaser or any other member of the Purchasers’ Group (excluding the Target Group) or any of their officers would be aware having read the Disclosure Letter the Due Diligence Reports and the documents in the Data Room. 11.2 Each Purchaser and the Purchasers’ Guarantor is validly incorporated, in existence and duly registered. 11.3 Each Purchaser and the Purchasers’ Guarantor has not elected for U.S. federal income tax purposes to be classified as other than an association taxable as a corporation. 11.4 Each Purchaser and the Purchasers’ Guarantor has full power and capacity to execute and deliver this Agreement and the documents to be entered into pursuant to it to which a Purchaser or the Purchasers’ Guarantor, as applicable is a party and to perform its obligations under this Agreement and those documents and has taken all actions necessary to authorise such execution and delivery and the performance of such obligations; 30

(a) this Agreement and the documents to be entered into pursuant to it to which a Purchaser or the Purchasers’ Guarantor is a party constitute legal, valid and binding obligations on the Purchaser enforceable on it in accordance with their terms; (b) the execution, delivery and performance by each Purchaser and the Purchasers’ Guarantor of this Agreement does not constitute a breach of any law by which the Purchaser or the Purchasers’ Guarantor, as applicable is bound and that would prevent the Purchaser or the Purchasers’ Guarantor, as applicable from entering into and performing its obligations under this Agreement; (c) the execution and delivery by each Purchaser and the Purchasers’ Guarantor of this Agreement and the documents to be entered into pursuant to it to which it is a party and the performance of the obligations of each Purchaser and the Purchasers’ Guarantor under this Agreement and those documents does not and will not conflict with or constitute a default in respect of: (i) any agreement to which a Purchaser or the Purchasers’ Guarantor, as applicable is a party or by which a Purchaser or the Purchasers’ Guarantor, as applicable is bound; or (ii) any order, judgment, decree or other restriction applicable to a Purchaser or the Purchasers’ Guarantor, as applicable. 11.5 The execution and delivery of and performance by each Purchaser of its obligations under this Agreement will not require the consent of any third party (other than the regulatory and anti-trust consents included in this Agreement) (or, to the extent that such consent is required, such consent has been obtained). 12. Restraint 12.1 Subject to clauses 12.2 and 12.3, each Seller separately undertakes to each Purchaser that it will not, and will procure that no member of the Retained Group (together, the “Prohibited Persons”) does: (a) Engage in a business or an activity that is: (i) the same or substantially similar to the Business or any material part of the Business; and (ii) in competition with the Business or any material part of the Business; or (b) solicit or canvas a person who was at any time during the 6 months ending on the Completion Date a material customer of the Business in competition with the Business. 31

(c) interfere with, or take any action which would reasonably be regarded as likely to cause detriment to, the relationship between the Target Group and its customers, employees or suppliers; or (d) induce away from the Business any senior employee of the Target Group at the Completion Date (other than where such employee responds to a non-targeted advert in relation to an employment position with the Sellers or with any member of the Retained Group). 12.2 The undertakings in clause 12.1 begin on the Completion Date and end on the second anniversary of the Completion Date. 12.3 The undertakings in clause 12.1 apply only if the activity prohibited by clause 12.1 occurs within the United Kingdom, the United States of America, Canada, Australia, Korea, Germany, Singapore, Switzerland or Spain. 12.4 Each of the Sellers and the Purchasers acknowledge that: (a) all the prohibitions and restrictions in this clause 12 are reasonable in the circumstances and necessary to protect the goodwill of the Business and the fair market value of the Shares; (b) damages may not be an adequate remedy if a Prohibited Person breaches this clause 12; (c) the Purchaser may apply for injunctive relief if such Seller breaches or threatens to breach this clause 12; and (d) no amount is payable by the Purchasers in consideration of any “restrictive covenant” (as such term is defined in subsection 56.4(1) of the Income Tax Act (Canada)) contained in this Agreement (including for greater certainty, those contained in this clause 12) and no part of the Consideration has been allocated to such “restrictive covenants”. 13. Release of Target Group Support Obligations 13.1 The Sellers shall ensure that within 30 days starting on the day after Completion, each Target Group Company is released from each Target Group Support Obligation benefitting the Retained Group. 13.2 The Sellers shall pay to the Purchasers on demand an amount equal to each reasonable loss, liability and cost which the relevant Target Group Company incurs in respect of or under a Target Group Support Obligation, which benefits the Retained Group as a result of an act or event arising after Completion. 14. Release of Seller Group Support Obligations 14.1 Each Purchaser shall use its best efforts to procure that within thirty (30) days starting on the day after Completion, each member of the Retained Group is released from each Seller Group Support Obligation. 32

14.2 The Purchasers shall pay to the Sellers on demand an amount equal to each reasonable loss, liability and cost which the relevant member of the Retained Group incurs in respect of or under a Seller Group Support Obligation, which benefits the Retained Group as a result of an act or event arising after Completion. 15. Rights of Third Parties 15.1 Subject to clause 15.2, the parties to this Agreement do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement. 15.2 The provisions of clause 10.1(d) may be enforced by the officers, directors and employees of the Sellers. 15.3 The consent of the officers, directors and employees of the Sellers shall not be required to amend or terminate this Agreement. 16. Limitations The provisions of Schedule 5 shall limit the liability of the Sellers under this Agreement. 17. Australian Earn-out The provisions of Schedule 11 shall apply in relation to the Australian Earn-out. 18. Confidential Information 18.1 Each party undertakes to the other to keep confidential and not disclose any information received or obtained as a result of entering into or performing this Agreement which relates to: (a) the provisions or the subject matter of this Agreement or any other Transaction Document and any claim or potential claim thereunder; (b) the negotiations relating to this Agreement or any Transaction Documents; (c) in the case of the Purchasers only, the Sellers (other than in relation to the Target Group Companies), and the businesses carried on by, and the affairs of, the Sellers, the Retained Group or any of them or any of their connected persons; and (d) in the case of the Sellers, the Purchasers and the Purchasers’ Group and the businesses carried on by, and the affairs of, the Purchasers’ Group. 18.2 Notwithstanding the other provisions of this clause 18, either party may disclose confidential information: (a) if and to the extent reasonably considered by a party to be required by law, by a rule of a listing authority or stock exchange to which any party is subject; 33

(b) if and to the extent required by a governmental authority or other authority with relevant powers (whether or not the requirement has the force of law) provided that the disclosure shall, if permitted by law and so far as is practicable, be made after consultation with the other party, and such other party shall cooperate with the disclosing party as to possible steps to avoid or limit such disclosure to the extent reasonably possible; (c) for the purposes of enforcing a right under this Agreement or the Transaction Documents; (d) to its professional advisers, auditors and bankers; (e) to a director, officer, employee or auditor of each Purchaser, a member of the Retained Group or a Target Group Company whose function requires him to have the relevant confidential information; (f) to the extent that the information enters the public domain through no fault of that party; or (g) with the prior written consent of the other party. 18.3 The restrictions contained in this clause 18 shall continue to apply after Completion without limit in time. 19. Announcements 19.1 Subject to clause 19.2, no party may, before or after Completion, make or issue a public announcement, communication or circular concerning the existence of, or the transactions referred to in, this Agreement or any other Transaction Document unless it has first obtained the other party’s written consent, which shall not be unreasonably withheld or delayed. 19.2 Clause 19.1 shall not apply to a public announcement, communication or circular required by law, by a rule of a listing authority or stock exchange to which any party is subject or submits, or by a governmental authority or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall, if permitted by law and so far as is practicable, be made or issued after consultation with, in the case of one to be made or issued by the Purchasers or the Purchasers’ Guarantor, the Sellers or, in the case of one to be made or issued by the Sellers, the Purchasers and after taking into account the reasonable requirements of the Sellers, the Purchasers (as applicable) as to its timing, content and manner of despatch. 19.3 The restrictions contained in this clause 19 shall continue to apply after the termination of this Agreement for a period of 24 months from the date of this Agreement. 34

20. Termination and Rescission 20.1 The Purchasers may terminate this agreement at any time before Completion: (a) in accordance with clause 5.5; (b) by notice to the Sellers if there is a material breach of the Title Warranties by one or more Sellers, which that Seller or the relevant Sellers (as the case may be) fail(s) to remedy within 5 Business Days of receiving notice from the Purchasers to do so, provided that in each case such breach is materially adverse to the Target Group as a whole; (c) if there is a Material Adverse Effect; or (d) if there is either: (i) a definitive written rejection of any of the change of control consents sought pursuant to paragraph 1.5 of Schedule 6 (which has not or cannot be remedied by the Sellers or the relevant Target Group Company) that is received by the Sellers prior to 15 December 2018; or (ii) Providence and APM Global agree in writing (both acting reasonably) that there is, or is likely to be, a definitive rejection prior to 15 December 2018. 20.2 The Sellers may terminate this agreement at any time before Completion: (a) in accordance with clause 5.5; or (b) by notice to the Purchasers if there is a material breach of this Agreement by the Purchasers (including a breach of a material Purchaser Warranty), which that Purchaser or the relevant Purchasers (as the case may be) fail(s) to remedy within 5 Business Days of receiving notice from the Sellers to do so, but is not entitled to terminate or rescind this Agreement for any other reason. 21. Guarantee 21.1 In consideration for the Sellers entering into this Agreement, the Purchasers’ Guarantor guarantees all present and future obligations and liabilities of the Purchasers under this Agreement and each of the Transaction Documents, including all money and liabilities of any nature from time to time due, owing or incurred by either Purchaser under this Agreement or any Transaction Document (the “Guaranteed Obligations”). The Purchasers’ Guarantor guarantees to the Sellers the due and punctual performance, observance and discharge by the Purchasers of all the Guaranteed Obligations if and when they become performable or due under this Agreement or any Transaction Document. 21.2 If either Purchaser defaults in the payment when due of any amount that is a Guaranteed Obligation, the Purchasers’ Guarantor shall, immediately on demand pay such amounts to the Sellers. Any money payable by the Purchasers’ Guarantor under this clause 21 will be paid on demand to, or as directed by, the Sellers. 35

21.3 The obligations of the Purchasers’ Guarantor under this clause 21: (a) are principal obligations and will not be treated as ancillary or collateral to any other right or obligation; (b) may be enforced against the Purchasers’ Guarantor without the Sellers first being required to exhaust any remedy it may have against the Purchasers or to enforce any security it may hold with respect to the Guaranteed Obligations; and (c) are continuing obligations of the Purchasers’ Guarantor and will remain in full force and effect until the Guaranteed Obligations have been fully discharged and performed in full. 21.4 The Purchasers’ Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clauses 21.1 to 21.3, agrees to indemnify and keep indemnified the Sellers in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason, or any Purchaser’s failure to perform or discharge any of the Guaranteed Obligations. 21.5 The liability of the Purchasers’ Guarantor under the guarantee in this clause 21 shall not be reduced, discharged or otherwise adversely affected by: (a) any act, omission, matter or thing which would have discharged or affected the liability of the Purchasers’ Guarantor had it been a principal obligor instead of a guarantor or indemnifier; (b) anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Purchasers’ Guarantor or otherwise reduce or extinguish its liability under the guarantee; (c) any time, waiver, release, consent or other indulgence being granted to, or composition with, either Purchaser or any other person; (d) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, either Purchaser or any other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security; (e) any incapacity or lack of power, authority or legal personality of or dissolution or change in the constitution, name, members, control, style or status of the Purchasers, or any other person; (f) any amendment, variation, novation, supplement, increase, extension or addition to, restatement (however fundamental and whether or not more onerous) or replacement of this Agreement or any other document or security; 36

(g) any unenforceability, illegality, invalidity, irregularity or frustration in any respect of any of the liabilities or obligations of any person under this Agreement or any other document or security; (h) any assignment or novation in accordance with clauses 24.2 to 24.7 (inclusive); or (i) any bankruptcy, insolvency or similar proceedings. 21.6 The Purchasers’ Guarantor shall, on a full indemnity basis, pay to the Sellers on demand the amount of all reasonable costs and expenses (including reasonable legal and out-of-pocket expenses and any value added tax on them) incurred by the Sellers in connection with: (a) the preservation, or exercise and enforcement, or any rights under or in connection with the guarantee in this clause 21 or any attempt so to do; and (b) any discharge or release of this guarantee. 21.7 Until all amounts which may be or become payable by the Purchasers under or in connection with this Agreement have been irrevocably paid in full, and unless the Sellers otherwise direct, the Purchasers’ Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this clause 21, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise. 22. Variation and Waiver 22.1 No variation or amendment of this Agreement shall be valid unless it is in writing and signed by or on behalf of each party. 22.2 Any failure by any party to exercise, or any delay by it in exercising, any right, power or remedy provided for in this Agreement or by law shall not effect or constitute a waiver of such right, power or remedy. 22.3 Any single or partial exercise of any right, power or remedy provided for in this Agreement or by law shall not preclude any other or further exercise of it or any other right, power or remedy. 23. Time of the Essence Except as otherwise stated in this Agreement, time is of the essence in relation to each provision of this Agreement. 24. Assignment and Novation 24.1 Subject to clause 24.2, no party may assign or transfer this Agreement or any of its rights or obligations under it without the prior written consent of the other party. 37

24.2 This Agreement and all benefits and obligations hereunder may be transferred (including through liquidation or other distribution or transfer) in whole but not in part by Holdings to Providence, in which event Holdings shall be hereby released from, and each Purchaser hereby consents to and agrees (on behalf of itself and each of its affiliates) to release Holdings from all obligations and liabilities and waive any and all claims against Holdings under or in respect of this Agreement and the transactions contemplated hereby. 24.3 If this Agreement and all benefits and obligations hereunder are transferred by Holdings to Providence in accordance with clause 24.2, Providence undertakes to the parties to comply with the provisions of, and to perform and discharge all such obligations so far as they may remain to be observed and performed and all references in this Agreement to the “Seller” or “Holdings” or similar phrases shall thereafter refer to Providence. Providence undertakes to provide to the Purchasers written notice of the transfer by Holdings to Providence of all of the benefits and obligations hereunder in accordance with clause 24.2 not less than three Business Days prior to the effectiveness of such transfer. 24.4 The Purchasers and the Purchaser Guarantor shall continue to be bound by their obligations under, or in respect of, this Agreement, and shall continue to have the benefit of their rights under this Agreement. 24.5 In consideration of the release of Holdings contained in this Agreement and the assumption of the relevant benefits and obligations by Providence by virtue of a transfer in accordance with clause 24.2 , the parties hereby agree that with effect from the assumption of such benefits and obligations by Providence under clause 24.3 (the “Transfer Date”): (a) Holdings shall be irrevocably and unconditionally released from all of its obligations under this Agreement; (b) all such obligations shall be extinguished in relation to Holdings (such extinguished rights and obligations, “discharged rights and obligations”); (c) the extinguishing in relation to Holdings of the obligations pursuant to (b) above shall not result in the relevant obligations ceasing to exist for the purposes of, and the relevant obligations shall continue to exist and are capable of, transfer to Providence pursuant to (d) below; (d) Providence shall assume by way of novation all of the relevant obligations, whether present, future, actual or contingent, including: (i) all as yet unperformed obligations and liabilities; and (ii) all of Holdings’ discharged rights and obligations, under this Agreement as if Providence were in place of Holdings and any relevant obligations shall differ from the discharged rights and obligations only insofar as Providence has assumed and acquired the same in place of the Holdings. 38

24.6 The parties hereby agree that any rights accrued by Holdings up to the Transfer Date (and any future rights) shall not be extinguished and shall transfer to and be enforceable by Providence with effect from the Transfer Date. 24.7 Providence hereby agrees that, with effect from the Transfer Date, it shall perform and discharge in accordance with their terms all of those obligations under this Agreement which will be assumed by Providence. 24.8 If requested by Providence, the Purchasers and the Purchasers’ Guarantor agree at Providence’s cost to enter into such documentation as Providence may reasonably request to reflect the provisions of clauses 24.2 to 24.7 (inclusive). 25. Costs and Expenses 25.1 Save as otherwise stated in this Agreement, and subject to clause 25.2 below, each party shall bear its own legal, accountancy and other costs, charges and expenses arising out of or in connection with the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated by it and all other Transaction Documents. 25.2 All transfer taxes (including stamp duty payable in respect of the purchase of the Shares), and liability for the lodgement thereof, shall be borne by the Purchasers. 26. Interest If any party fails to pay a sum due from it under this Agreement on the due date for such payment, that party shall pay interest at the Agreed Rate (accrued daily) on the overdue sum from the due date of payment until the date on which its obligations to pay the sum are discharged. 27. Entire Agreement 27.1 This Agreement and the other Transaction Documents constitute the whole agreement between the parties. They supersede any previous agreements relating to the transactions contemplated by this Agreement and the subject matter of the Transaction Documents and set out the complete legal relationship of the parties arising from or connected with that subject matter. In entering into this Agreement and the Transaction Documents, each party agrees that it is not relying on any pre-contractual statement which is not expressly set out in them. 27.2 No party shall have any right of action against any other party to this Agreement arising out of any pre-contractual statement except to the extent that it is repeated in this Agreement or the Transaction Documents. 27.3 For the purpose of this clause, “pre-contractual statement” means any draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any of the Transaction Documents made or given by any person at any time prior to the date of this Agreement. 39

27.4 Nothing in this clause 27 shall have the effect of limiting any liability arising from fraud of the relevant party. 28. Invalidity 28.1 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction that shall not affect: (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or (b) the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement. 29. Notices 29.1 Any notice given under or in connection with this Agreement shall be in writing, in the English language and must be served by delivering it personally or sending it by first class post (and airmail if overseas) or fax to the address and for the attention of the relevant party set out in clause 29.3 (or as otherwise notified by that party under this Agreement). 29.2 Any such notice shall be deemed to have been received: (a) if delivered personally, at the time of delivery; (b) if sent by mail, other than air mail, two Business Days after posting it; (c) in the case of airmail, six Business Days after posting it; and (d) in the case of fax, when confirmation of its transmission has been recorded by the sender’s fax machine. 29.3 The addresses and fax numbers of the parties for the purpose of this clause are: Providence and Holdings The Providence Service Corporation 700 Canal Street, Third Floor Stamford CT 06902 USA Attention: General Counsel Fax number: (203) 307-2799 With a copy (which shall not constitute service) to: Debevoise & Plimpton LLP 65 Gresham Street London EC2V 7NQ, United Kingdom Attention: David Innes Fax number: +442075884180 40

APM Global and APM UK Advanced Personnel Management Group Pty Ltd 58 Ord Street West Perth WA 6005, Australia Attention: Michael Anghie, CEO With a copy (which shall not constitute service) to: Gilbert + Tobin Level 35, Tower Two, International Towers Sydney 200 Barangaroo Avenue, Barangaroo NSW 2000, Australia Attention: David Josselsohn Fax number: +61 2 9263 4111 International APM Group Pty Limited 58 Ord Street West Perth WA 6005, Australia Attention: Michael Anghie, CEO or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party. 29.4 In proving service of a notice or other communication, it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in this clause (or as otherwise notified by that party under this Agreement) and delivered either to that address or into the custody of the postal authorities as a mail or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause (or as otherwise notified by that party under this Agreement). 29.5 Notice given under this Agreement shall not be validly served if sent by e-mail. 30. Service of Legal Proceedings (a) The Sellers irrevocably appoint Ingeus UK Holdings Limited of 66 Prescot Street, London E1 8HG, (email: companysecretarial@ingeus.co.uk), as its agent to receive on its behalf in the United Kingdom service of any legal proceedings to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Sellers) and shall be valid until such time as the Purchasers have received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in the United Kingdom, the Sellers shall forthwith appoint a substitute acceptable to the Purchasers and deliver to the Purchasers the new agent's name, address and email within the United Kingdom. 41

(b) The Purchasers and Purchasers’ Guarantor irrevocably appoint APM UK Holdings of APM 40 Newtown Shopping Centre, Newtown, Birmingham B19 2SS, (email: Michael.Anghie@apm.net.au), as its agent to receive on its behalf in the United Kingdom service of any legal proceedings to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Purchasers or the Purchasers’ Guarantor) and shall be valid until such time as the Sellers have received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in the United Kingdom, the Purchasers and Purchasers’ Guarantor shall forthwith appoint a substitute acceptable to the Sellers and deliver to the Sellers the new agent's name, address and email within the United Kingdom. (c) Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement or its subject matter or formation being served on it in accordance with the provisions of this Agreement relating to service of notices of claims. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law. 31. Exclusions Notwithstanding anything in this Agreement to the contrary, from the date of this Agreement until Completion, the Sellers shall not be required to provide access or disclose information where such access or disclosure would: (1) jeopardise the attorney-client privilege or other immunity or protection from disclosure of the Sellers, (2) conflict with any: (x) law (including any law relating to data protection) or order applicable to the Sellers or any of its subsidiaries or the assets, information or operation of the Business, or (y) obligation of confidentiality in any relevant agreement or so otherwise arising, or (3) result in the disclosure of competitively sensitive information; provided, however, that, in such instances, the Sellers shall inform the Purchasers of the general nature of the information being withheld and, upon the Purchasers’ request and at the Purchasers’ sole cost and expense, reasonably cooperate with the Purchasers to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing sub-clauses (1), (2) and (3). 32. Counterparts This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be an original, and all of which together shall constitute one and the same Agreement. 33. Joint and Several Liability (a) Except where this Agreement provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by more than one person, shall be given jointly and severally. 42

(b) Notwithstanding paragraph (a) above: (i) any right granted to or exercisable by the Purchasers is enforceable by any of the Purchasers separately on behalf of all the Purchasers and any right granted to or exercisable by the Sellers is enforceable by any of the Sellers separately on behalf of all the Sellers; and (ii) where this Agreement (or any other document contemplated by this Agreement) provides that a particular action or matter requires an act on the part of, or the consent, approval or agreement of the Sellers or the Purchasers (as the case may be) or where this Agreement (or any document contemplated by this agreement) gives the Sellers or the Purchasers (as the case may be) a discretion, then such discretion, act, consent, approval or agreement will be exercised, carried out or given (or not exercised, carried out or given, as the case requires) by any Seller or Purchaser (as the case may be) separately on behalf of all the Sellers or the Purchasers (as the case may be). 34. Seller Liability The liability of the Sellers under this Agreement shall be limited in accordance with clause 10 and Schedule 5. 35. Further Assurance Each of the parties shall (and shall use reasonable endeavours to procure that any relevant third party shall), in each case at the requesting party’s expense, promptly execute and deliver such documents and perform such acts as the other parties may reasonably require from time to time for the purpose of giving full effect to this Agreement and the transactions contemplated by it. 36. Governing Law and Jurisdiction 36.1 This Agreement shall be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of this Agreement whether contractual or non-contractual, is to be governed by and determined in accordance with English law. 36.2 The English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts. This Agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement. 43

/s/ Megan Wynne Megan Wynne Director Advanced Personnel Management Group Pty Ltd [Signature Page to Share Purchase Agreement]

/s/ Alex Eady Alex Eady Director APM UK Holdings Limited [Signature Page to Share Purchase Agreement]

/s/ Megan Wynne Megan Wynne Director International APM Group Pty Limited [Signature Page to Share Purchase Agreement]

/s/ Jack Sawyer Jack Sawyer Director Ingeus UK Holdings Limited [Signature Page to Share Purchase Agreement]

/s/ Carter Pate Carter Pate Chief Executive Officer The Providence Service Corporation [Signature Page to Share Purchase Agreement]

SCHEDULE 1 [Schedules 1, 9, 10 and 12, covering information about the companies, registered intellectual property, allocation of consideration and material contracts have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any of the omitted schedules to the Securities and Exchange Commission upon request.] 49

SCHEDULE 2 COMPLETION ARRANGEMENTS 1. Sellers’ obligations 1.1 At Completion (or at such time as otherwise stated below) the Sellers shall deliver or make available to the Purchasers: (a) transfers of the Shares duly executed by the relevant Seller in favour of the relevant Purchaser or its nominees, together with the relevant share certificates or an indemnity for any lost share certificates; (b) letter of resignation and release in the agreed form, duly executed by Jack Sawyer, in respect of his directorship of Ingeus LLC (Saudi Arabia); (c) the certificate of incorporation and all certificates of incorporation on change of name, the common seal (if any), the statutory books and other record books of each Target Group Company; (d) in respect of the Encumbrance in favour of Toronto Dominion Bank (base registration number 978157C, as renewed by registration number 049984G, as further renewed by registration number 165670J) over the shares or the assets of WCG International Consultants Limited, deliver to the Purchasers evidence to the reasonable satisfaction of the Purchasers that the Encumbrance has been fully released or discharged, or will be released or discharged, with effect from Completion; (e) the Completion Disclosure Letter; (f) the Saudi TSA duly executed by IEL and IIL; (g) the Saudi IP License duly executed by Ingeus LLC (Saudi Arabia) and IEL; (h) a certified copy of: (i) the minutes of a duly convened and held meeting of the directors of each Seller (or duly constituted committees thereof) authorising the execution of and entry into this Agreement and the transactions completed therein; and (ii) the resolutions of the directors of 0798576 authorising the transfer of the BC Shares to APM Global, the registration of the BC Shares in the names of APM Global, the issue of share certificates representing the BC Shares registered in the name of APM Global and effecting the necessary changes in the directors and officers of 0798576; (i) a certificate satisfying the requirements of section 1.1445-2(b)(2) of the Treasury Regulations to the effect that Providence is not a non-U.S. person; and 50

(j) good standing certificates for Ross from the Secretary of State of the State of Delaware. 2. Purchasers’ obligations 2.1 At Completion the Purchasers shall: (a) pay the Consideration for the Shares as provided in clause 3 of this Agreement; (b) pay the Revolver Election Amount, if any; and (c) deliver to the Sellers: (i) evidence in a form reasonably satisfactory to the Sellers of satisfaction of the Conditions; (ii) a counterpart of the Completion Disclosure Letter duly executed by the relevant Purchasers; and (iii) a certified copy of the minutes of a duly convened and held meeting of the directors of (i) each Purchaser, and (ii) the Purchaser’s Guarantor authorising the execution of and entry into this Agreement and any relevant Transaction Documents and the transactions completed therein. 51

SCHEDULE 3 WARRANTIES 1. Ownership and structure 1.1 Ownership (a) Holdings is the legal and beneficial owner of the entire issued share capital of Ingeus Europe Limited and Ingeus Australia Holdings Pty Ltd and Providence is the sole beneficial and registered holder of the entire issued share capital of Ross Innovative Employment Solutions Corp. and 0798576 B.C. Ltd. (b) As at Completion, there is no Encumbrance over or affecting any of the Shares. 1.2 Shares The Shares represent 100% of the issued and outstanding share capital of each of the Companies and there is no agreement or commitment to create or issue any share capital of any of the Companies. 2. Power and authority (a) Each Seller has full power, authority and capacity to execute and deliver this Agreement and any documents to be entered into pursuant to and/or in connection with it to which such Seller is a party and to perform its obligations under this Agreement and those documents and has taken all actions necessary to authorise such execution and delivery and the performance of such obligations; (b) This Agreement and the documents to be entered into pursuant to it to which a Seller is a party constitute legal, valid and binding obligations on such Seller enforceable on it in accordance with its terms; (c) The execution, delivery and performance by the Sellers of this Agreement does not constitute a breach of any law by which such Seller is bound and that would prevent such Seller from entering into and performing its obligations under this Agreement; (d) The execution and delivery by the Sellers of this Agreement and the documents to be entered into pursuant to it to which it is a party and the performance of the obligations of the Sellers under this Agreement and those documents does not conflict with or constitute a breach or default in respect of: (i) any agreement to which either Seller is a party or by which either Seller is bound; or (ii) any order, judgment, decree of any court, government agency or regulatory body or other restriction applicable to either Seller; and 52

(e) The execution and delivery of and performance by the Sellers of their material obligations under this Agreement does not require the consent of any third party to any Material Contract (other than the regulatory and anti- trust consents included in this Agreement) (or, to the extent that such consent is required, such consent has been obtained). 3. Target Group Companies 3.1 Group Structure Subject to the Pre-Completion Reorganisation, Schedule 1 is accurate and complete in all material respects and, except where indicated, shareholdings are 100%. 3.2 No Encumbrances or other arrangements Except in relation to each of the Companies, and other than in connection with the Pre-Completion Reorganisation, as at Completion, all of the shares of each Target Subsidiary are or will be free and clear of all Encumbrances and, other than this Agreement, there is no agreement or commitment to issue, allot, sell, transfer, redeem or repay any more shares in a Target Subsidiary. 3.3 Target Group Companies (a) Each Target Group Company: (i) is duly incorporated under the laws of the place of its incorporation, validly existing and (where such concept is relevant and applicable) in good standing in accordance with applicable laws, and is duly qualified to transact the Business; (ii) has the power to own its assets, operate its properties and to carry on its business as it is currently conducted; and (iii) has conducted the Business materially in compliance with the constitution or other constituent documents of that Target Group Company. (b) All of the shares issued by a Target Group Company are fully paid and have been properly and validly issued and allotted. (c) No Target Group Company is the holder or the beneficial owner of: (i) any shares or other capital of another company; or (ii) any other shares or securities, except as set out in Schedule 1. (d) At Completion, no Target Group Company has any share or option incentive scheme, employee profit sharing scheme or employee share 53 ownership plan for any of its employees, directors, officers, or consultants or any outstanding liabilities under any such scheme or plan. (e) The Canadian Subsidiaries do not provide any of the services or engage in any of the activities of a business described in subsection 14.1(6) of the ICA. 4. Accounts 4.1 Basis of Preparation The Accounts have been prepared: (a) in accordance with applicable laws and in accordance with the applicable Accounting Standards; and (b) in the manner described in the notes to them. 4.2 Audited Accounts The Audited Accounts: (a) give a true and fair view of the financial position of the Target Group as at the Accounts Date and of its performance for the financial period ended on the Accounts Date; and (b) are not affected by any abnormal, exceptional or non-recurring items. 4.3 Unaudited Accounts The Unaudited Accounts: (a) show a materially accurate view of the financial position of the Target Group as at the Accounts Date and of its performance for the financial period ended on the Accounts Date; and (b) are not affected by any abnormal, exceptional or non-recurring items. 4.4 Locked Box Accounts The Locked Box Accounts have been prepared: (a) in accordance with the normal practice and adopted accounting policies, principles and categorisations of the Target Group in connection with the preparation of consolidated monthly management accounts; (b) materially reflect the financial position of the Target Group as at the Locked Box Date, it being acknowledged by the Purchasers that the Locked Box Accounts have not been audited. 54

4.5 Position since Locked Box Date (a) Since the Locked Box Date, the Business has been conducted in all material respects in the ordinary course of business other than for the transactions contemplated by the Transaction Documents. (b) Since the Locked Box Date, there has been no material adverse change in the financial position of the Target Group, taken as a whole. (c) Since the Locked Box Date, subject to the Pre-Completion Reorganisation, no Target Group Company has, except in the ordinary course of the Business or in the case of assets which have been replaced or substituted, disposed of any asset which is material and necessary on an ongoing basis to conduct the Business. 4.6 Management Accounts The Management Accounts, taking into account the purposes for which they were prepared and the period to which they relate, show a materially accurate view of: (a) the assets and liabilities (whether present or future, actual or contingent) and the financial position and state of affairs of the Target Group as at the date to which they have been prepared; and (b) profits/losses and the financial performance of the Target Group for the period in respect of which they have been prepared. 5. Records (a) So far as the Sellers are aware, the statutory books (comprising the registers of allotments, members, transfers, directors, secretaries directors’ interests, of each Target Group Company have been properly kept and are materially accurate and up to date. (b) Since the Accounts Date the members of the Target Group Companies in general meeting, or of any class of them, have not passed any resolution which would give rise to a transaction or event that would have a material adverse effect on the Business. (c) No Target Group Company has received written notice of any application or intended application for the rectification of its register of members or any other register that it is required by law to maintain. 6. Contracts 6.1 Power of attorney No Target Group Company has granted any power of attorney or other such authority (whether express or implied) which is still outstanding or effective to enter into any contract or commitment or do anything on its behalf other than to a director of a Target Group Company acting in the ordinary course of their duties. 55

6.2 General So far as the Sellers are aware, there are no agreements, arrangements or understandings affecting the Target Group or the carrying on of the Business that have not been disclosed in writing to the Purchasers and that: (a) are material to the operation of the Business; (b) entitle the other party to terminate the agreement, or impose terms materially less favourable to the Business, by reason of the transaction contemplated under this Agreement and that which could not be readily replaced by another contract without any material disruption to the Business; and (c) limit or exclude the relevant Target Group Company’s right to do business and / or to compete in any area or in any field or with any person. 6.3 Contracts and commitments (a) The Data Room contains copies or material details of all Material Contracts. (b) So far as the Sellers are aware, each Material Contract is in full force and effect. (c) The Sellers have not received notice in writing of any material breach or default of any Material Contract either by a Target Group Company or by the other parties to a Material Contract and, so far as the Sellers are aware, there are no facts or circumstances which are likely to give rise to any material breach or default by a Target Group Company of a Material Contract. (d) So far as the Sellers are aware, no current client or customer is currently seeking to negotiate a material reduction or material change in the terms of remuneration as contained in its Material Contract with a Target Group Company. 6.4 Notices So far as the Sellers are aware, no Target Group Company has received, or given, any written notice of termination, or alleging any material breach or default by a Target Group Company, of any Material Contract, or sought to repudiate or disclaim a Material Contract. 6.5 Offers No outstanding offer, tender or quotation has been given or made by a Target Group Company that is capable of giving rise to a contract that would become a Material Contract merely by any unilateral act of a third party. 56

6.6 Anti-bribery and corruption So far as the Sellers are aware, no Target Group Company has in the last two years engaged in any activity, practice or conduct in relation to the Business which would constitute an offence under the Bribery Act 2010, the United States Foreign Corrupt Practices Act or any similar laws relating to corruption or bribery or other financial crimes or received written notice that any Target Group Company is currently in material violation of any such laws. So far as the Sellers are aware, no director, employee or officer of a Target Group Company has authorised, offered or made any unlawful contribution, gift, or payment of anything of value to an official of any governmental authority or arbitral authority in any country or to a political party or candidate for political office in any country, in connection with the Business, in an effort to obtain or retain business or secure any improper advantage for a Target Group Company. 7. Financing Arrangements 7.1 Financings The Data Room contains copies or material details of all material external financing arrangements, excluding for the avoidance of doubt with the Retained Group. 7.2 No Defaults So far as the Sellers are aware, there is no breach of, or any event of default, cancellation event, prepayment event or similar event under, any loan capital, borrowing, debenture or financial facility of a Target Group Company. 7.3 No Guarantees There is no financial guarantee or indemnity between a Target Group Company and a member of the Retained Group (other than in respect of trading in the ordinary course) given by or for the benefit of a Target Group Company other than as shall be released at Completion. 8. Transactions with the Retained Group On the date of this Agreement, there are no agreements between a Target Group Company and a member of the Retained Group, other than on arm’s length terms or in the ordinary course of business. 9. Assets 9.1 Ownership and Condition of Assets So far as the Sellers are aware, each of the material assets (other than cash on hand and Properties) included in the Accounts or acquired by a Target Group Company since the Locked Box Date (other than current assets sold, realised or applied in the normal course of trading): 57

(a) is owned both legally and beneficially by the relevant Target Group Company; (b) are, together with assets which the Target Group has the right to use, all of the material assets reasonably necessary for the continuing conduct of the Business as it was conducted at the date of this Agreement; and (c) each of those assets which is legally and beneficially owned by the Target Group and which is capable of possession is in the possession of the relevant Target Group Company (save where in the possession of a third party in the normal course of business). 9.2 Charges and Encumbrances over assets So far as the Seller is aware, and other than as will be released on or prior to Completion, there is no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any Target Group Company and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any at Completion. 10. Properties 10.1 Interests in Land (a) No Target Group Company has any material interest in land except for its interest in the Properties. (b) No Target Group Company has assigned or disposed of any leasehold or other real property in respect of which it retains any material residual or contingent liability save in respect of any authorised guarantee agreement required on assignment. 10.2 Notices No notices in writing of a material nature have, in the year prior to the date of this Agreement, been given or received by any Target Group Company in relation to the Material Properties which would have a material adverse effect on a Target Group Company‘s use or occupation of a Material Property, or the rental, rates or other payments in respect of a Material Property, and, so far as the Sellers are aware, there are no outstanding material disputes regarding the Material Properties. 10.3 Breach So far as the Sellers are aware: (a) no Target Group Company is in material and persistent breach in any respect of any lease, sub-lease or licence to which it is a party in respect of any Properties; and 58

(b) no Target Group Company has in the 12 months prior to the date of this Agreement received written notice of any breach of, any covenants, restrictions, reservations, conditions or agreements affecting the Material Properties or their use. 10.4 No arrears There is no rent, rates or other significant costs overdue by a Target Group Company in respect of each of the Properties. 10.5 Occupation (a) So far as the Seller is aware, the Target Group Companies hold, or enjoy the benefit of, all easements, rights, interests and privileges which are necessary for the conduct of the Business. (b) To the knowledge of the Seller, there are no circumstances that would entitle or require a landlord of any of the Properties or any other person to exercise any power of entry or possession or which might restrict or terminate the continued occupation or use of any of the Properties by the relevant Target Group Company. 10.6 No Freehold Premises None of the Target Group Companies owns any freehold interest in any real property. 11. Environmental 11.1 No Breach So far as the Sellers are aware, there are no factors affecting any of the Properties and/or any Target Group Company that will, or would reasonably be likely to, give rise to any liability for any Target Group Company under any Environmental Laws, or related licenses, permits or authorisations, where such factors or liability will, or would reasonably be likely to, have a material adverse effect on the Target Group taken as a whole. 11.2 Notices No notices have been received within the past twenty four months by any Target Group Company alleging or specifying any actual or threatened civil, criminal or administrative action against a Target Group Company, or any material breach or material liability, under any Environmental Laws or related licenses, permits or authorisations and so far as the Sellers are aware, there are no facts, matters or circumstances likely to give rise to any such complaints or notices. 59

12. Intellectual Property Rights 12.1 Ownership (a) Each of the Target Group Companies is the sole legal and beneficial owner of, registered proprietor of, or applicant in respect of, the registered Intellectual Property Rights listed in Schedule 9 (“Registered Ingeus Intellectual Property”), and have valid and continuing rights to use and license the Registered Ingeus Intellectual Property, free and clear of all Encumbrances. (b) So far as the Sellers are aware, in relation to the Registered Ingeus Intellectual Property: (i) in the case of registrations, all renewal fees due in respect of such registrations at the date of Completion have been paid; and (ii) none of the Registered Ingeus Intellectual Property is subject to any claim, application, proceeding or attack by any other person. 12.2 Registered Ingeus Intellectual Property The Registered Ingeus Intellectual Property comprises all of the business names, domain names and Intellectual Property Rights material to the conduct of the Business, and no Target Group Company requires any other business names, domain names or Intellectual Property Rights other than the Registered Ingeus Intellectual Property for the conduct of the Business in a manner consistent with how the business is operated on the date of this Agreement. 12.3 Infringement (a) So far as the Sellers are aware, no person is infringing the Registered Ingeus Intellectual Property, where such infringement will, or would reasonably be likely to, have a material adverse effect on the Target Group. (b) So far as the Sellers are aware, no Target Group Company is infringing the registered Intellectual Property Rights of a third party, where such infringement will, or would reasonably be likely to, have a material adverse effect on the Target Group. 12.4 No Licences or Assignments No Target Group Company has licensed, assigned or otherwise disposed of any right, title or interest in the Registered Ingeus Intellectual Property and no Target Group Company is obliged to grant a licence, assignment or other right in respect of any Registered Ingeus Intellectual Property to any third party. 12.5 Challenge of rights and vulnerability No Target Group Company has received in the 12 months prior to the date of this Agreement written notice of any action or proposed action by any other person to 60 challenge, threaten or cancel any Intellectual Property Rights of a Target Group Company in the Registered Ingeus Intellectual Property. 12.6 No Royalties Other than to any other Target Group Company, there are no royalties, licence fees or other costs, fees or expenses payable by a Target Group Company in connection with the creation, development or use of any Registered Ingeus Intellectual Property which is owned by a Target Group Company. 13. Information technology 13.1 Systems So far as the Sellers are aware, the material information technology and telecommunications systems, hardware and software owned or used by a Target Group Company in the conduct of the Business as at the date of this Agreement (“Systems”): (a) are owned by the Target Group Companies or licensed, leased or supplied under an enforceable agreement with one or more Target Group Companies; and (b) comprise all the material information technology and telecommunications systems, hardware and software reasonably necessary for the conduct of the Business as conducted at the date of this Agreement. 13.2 IT Contracts (a) So far as the Sellers are aware, no act or omission has occurred which constitutes a material breach of any IT Contract. (b) So far as the Sellers are aware, in the two years prior to this Agreement, there are and have been no material claims, disputes or proceedings arising or, threatened under any IT Contracts. 13.3 Software Each Target Group Company either owns or is licensed to use the software comprised in the Systems and which is material to the Business. 13.4 Disaster Recovery The Target Group Companies have disaster recovery plans for the Systems which are designed to minimise the impact of any loss of, damage to or material interruption in use of any System on the conduct of the Business. 13.5 Rights to Use No counterparty to any contract or licence relating to the Systems used by the Target Group Companies has given notice in writing to a Target Group Company 61 of its intention to terminate that contract or licence in the three months prior to the date of this Agreement. 14. Data Protection For the purpose of this paragraph 14 of Schedule 3, when used in relation to the Business conducted in the United Kingdom, “personal data”, “data subject”, “data controller” and “supervisory authority” shall have the meanings set out in the applicable Data Protection Legislation. When used in relation to the Business conducted in the United States: (i) “personal data” shall include information that is protected under applicable Data Protection Legislation in effect in the United States or any United States jurisdiction, including without limitation any data constituting “protected health information”, as that term is defined in the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations; (ii) “data subject” shall mean an individual who is protected by any such applicable Data Protection Legislation; and (iii) “supervisory authority” shall mean any regulator or other authority responsible for enforcing such applicable Data Protection Legislation. (a) Each Target Group Company has registered or applied to register itself as required by applicable Data Protection Legislation in respect of registrable personal data held by it, and all fees in respect of such registrations have been paid. (b) So far as the Sellers are aware, in the two years prior to this Agreement all personal data held by a Target Group Company has been held in accordance with applicable Data Protection Legislation and there has been no unauthorised disclosure of such personal data for which a Target Group Company would be required to make a report to a governmental authority, supervisory authority or a data subject. (c) So far as the Sellers are aware, in the two years prior to this Agreement no Target Group Company has been subject to any data protection related investigative or enforcement action, including but not limited to: (i) criminal investigation and/or prosecution; (ii) investigation by the relevant supervisory authority; (iii) an enforcement notice imposed by the relevant supervisory authority; or (iv) a caution by the relevant supervisory authority. (d) So far as the Sellers are aware, no personal data of which the Target Group Company is a data controller has been transferred outside the European Economic area, except in accordance with applicable Data Protection legislation. 62

15. Litigation and Compliance 15.1 No Material Proceedings So far as the Sellers are aware, no Target Group Company is, as at the date of this Agreement, a party to any claim, investigation, prosecution, arbitration or litigation in any court, or tribunal that will, or would reasonably be likely to have a financial impact on the business, operations or revenues of the Target Group exceeding GBP 200,000 (“Material Proceedings”). 15.2 No threatened Material Proceedings So far as the Sellers are aware, as at the date of this Agreement no Material Proceedings against a Target Group Company are pending or threatened and the Sellers are not aware of any disputes or circumstances that will, or would reasonably be likely to, give rise to any Material Proceedings. 15.3 Unsatisfied Judgements So far as the Sellers are aware, there is no unfulfilled or unsatisfied judgement outstanding against any Target Group Company. 15.4 Licences and Consents (a) All material licences, consents, authorisations and registrations necessary for the carrying on of the Business as carried on at the date of this Agreement (“Licences”) have been obtained and are in full force and effect and, so far as the Sellers are aware, are being complied with in all material respects. No member of the Target Group has within the 12 months prior to the date of this Agreement received written notice of any material breach or termination of any of the Licences. (b) So far as the Sellers are aware, there is no investigation, enquiry or proceeding outstanding or, so far as the Sellers are aware, anticipated which is likely to result in the suspension, cancellation or revocation of any Licence. 15.5 Compliance with Laws So far as the Sellers are aware each of the Target Group Companies conducts its business in all material respects in compliance with the laws which apply to it. 16. Employees 16.1 Employment Contracts Copies of the current employment contracts of all of the Specified Senior Executives, accurate on or around the date of this Agreement, have been made available at 6.02.10.07 in the Data Room. 16.2 The particulars shown in the schedules of employees at 6.01 in the Data Room list all the employees of the Target Group Companies as at 31 May 2018 and are 63

complete and accurate in all material respects and disclose in relation to each employee (or, where appropriate, to each category of employee): (a) period of continuous service, employing entity and workplace location; (b) all other terms and conditions of employment including pay and any regular payments made in addition to basic pay (e.g., overtime pay); (c) the terms of any share option, bonus, commission, incentive or other similar scheme in which any of the employees are entitled to participate (together with details of their entitlements); and (d) any bonus or commission or other incentive arrangements or severance arrangements, provided to any of the employees or former employees who have departed within the last 12 months (whether on a contractual basis or otherwise). 16.3 No employee of the Target Group Companies will be entitled to receive any payment, right or benefit arising out of or in connection with Completion which is payable by any of the Target Group Companies except the Plan Payments. 16.4 Consultants/Workers The Target Group Companies do not engage any individual providing services to the Target Group Companies under any agreement exceeding 6 months in duration and/or which cannot be terminated by giving notice of 6 months or less which is not a contract of employment. 16.5 Employee Entitlements 6.01 in the Data Room accurately sets out, as of the date of this Agreement, the material components of the remuneration for Specified Senior Executives. 16.6 The relevant Target Group Companies have maintained records which are, in all material respects, up-to-date, adequate and suitable for the purposes of the Working Time Regulations 1998 (or local law equivalent, if any) and so far as the Sellers are aware none of them has received notification that there are any claims pending or threatened by any officer, employee or worker, or former officer, employee or worker, or any governmental authority or any trade union or employee representative related to the Working Time Regulations 1998 (or local law equivalent, if any). 16.7 Pensions (a) So far as the Sellers are aware the Pension Schemes and the LGPS are the only arrangements under which a Target Group Company has, or may have, any obligation (whether or not legally binding) to provide or contribute towards pension, or retirement benefits in respect of the Employees, and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement 64 of, or payment of a contribution towards any other pension or retirement benefit. (b) The material terms on which the relevant Target Group Companies participates in the LGPS are contained in the Data Room. (c) So far as the Sellers are aware, each relevant Target Group Company has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No written notices, fines, or other sanctions have been issued by the Pensions Regulator in respect of any Target Group Company. (d) All contributions, insurance premiums, tax and expenses due by the Target Group Companies in respect of the Employees to and in respect of the Pension Schemes and the LGPS have been paid in all material respects. (e) So far as the Sellers are aware, no claims or complaints have been made or threatened in relation to the Pension Schemes or otherwise in respect of the provision of (or failure to provide) pension or retirement benefits by any Target Group Company in relation to any of its Employees or former Employees. (f) All benefits payable, or prospectively or contingently payable, under the Pension Schemes are "money purchase benefits" within the meaning of section 181(1) of the UK Pension Schemes Act 1993 (or would meet that definition were that legislation to apply to such benefits). (g) No financial support direction or contribution notice has been issued or threatened in writing by the Pensions Regulator against any Target Group Company. No Target Group Company is, nor has been at any time since 27 April 2004, connected with or an associate of any other company which is, or has been, an employer in relation to a scheme to which section 38 or 43 of the UK Pensions Act 2004 applies. (h) So far as the Sellers are aware, other than as set out in the provisions governing the LGPS or as otherwise disclosed in the data room, no Employee has a right, or option to claim, any pension benefits on enhanced terms (whether under the Pension Schemes or otherwise) in connection with early retirement or redundancy whether following the transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applies or for any other reason. (i) So far as the Sellers are aware, each Target Group Company which participates in the LGPS has at all times complied with and is not in material breach of its material obligations under the applicable admission agreement in accordance with which it participates or has participated in that scheme, including (without limitation) to pay ongoing contributions, any additional contributions relating to any deficit in the scheme, and any additional contributions payable as a result of any Employee having retired early due to ill-health, redundancy, or in any similar circumstances. 65

(j) No exit payments have become due and payable from any Target Group Company which currently participates in the LGPS. So far as the Sellers are aware, no Pensions Related Discretionary Action has occurred, which would give rise to any Exit Contribution payable by a Target Group Company within the meaning of paragraph 2.5(b) of Schedule 22 of the RRP Agreements. (k) So far as the Sellers are aware, at present there are no facts or circumstances which would trigger additional funding obligations of any Target Group Company in respect of the LGPS under its applicable admission agreement, as a result of any Employees who are members of that scheme retiring early due to ill-health or redundancy. 16.8 No Employee Disputes No Target Group Company has been involved in any existing, or so far as the Sellers are aware, pending or threatened industrial dispute with any trade union or other representatives at any time within the 6 months preceding the date of this Agreement. No Target Group Company is involved in legal proceedings with any employee or former employee and no employee or former employee has, so far as the Sellers are aware, threatened in writing to bring any legal proceedings against any Target Group Company. No Target Group Company has received a written notice or request to engage in enterprise bargaining from any trade union or employee representative. 16.9 Workplace Health and Safety So far as the Sellers are aware, there is no currently threatened investigation or prosecution of any Target Group Company or statutory notice or litigation to, or involving, any Target Group Company under workplace health and safety laws. 16.10 Employee Records (a) Each Target Group Company has maintained adequate and suitable records regarding the service and material terms and conditions of employment of each of its Employees. (b) Other than in the ordinary course of business, since the Accounts Date there has been: (i) no material increase in the aggregate remuneration paid or payable by a Target Group Company to its employees, nor are any negotiations for any such increase current or required to take place in the next six months; and (ii) no contractual commitment communicated to any employee in writing, officer or worker of a Target Group Company in respect of the same. 66

16.11 Resignations and Dismissals None of the Specified Senior Executives have given written notice of resignation or is under written notice of dismissal, nor is there any formal proposal to dismiss any Specified Senior Executive and, so far as the Sellers are aware, no Specified Senior Executive who has notified a Target Group Company of their intention to resign from his or her employment, nor are there any service contracts between a Target Group Company and its respective officers, employees or workers which cannot be terminated by that Target Group Company by 12 weeks’ notice or less without giving rise to a claim for damages or compensation (other than under statute). 16.12 No Grievance Procedures or Disciplinary Actions During the period of twelve months prior to the date of this Agreement, there has been no disciplinary action or grievance procedure taken against, or involving, any Specified Senior Executive involving a matter or behaviour which was a breach of any law and has, or could reasonably be expected to have, an adverse effect on the operations of the Business. 16.13 Transfers No individual has transferred to or from the Target Group Companies by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar legislation or laws in any jurisdiction in the 12 months before the date of this Agreement. 16.14 Redundancies The Target Group Companies have not been subject to a requirement in respect of any of its employees to consult with appropriate representatives as defined in section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992 or any equivalent or similar requirements in any jurisdiction at any time during the 12 months preceding the date of this Agreement. 16.15 Trade unions There are no recognition, procedural or other arrangements with trade unions which relate to any of the employees of the Target Group Companies nor is there any staff association, works council or similar employee body or employee representatives relating to any of the employees. 17. Solvency 17.1 No Liquidation So far as the Sellers are aware, within the last two years, other than in relation to the Polish Entity, the Swedish Entity and Aboriginal Jobwave Inc., no Target Group Company has gone into liquidation or passed a winding-up resolution or commenced steps for winding-up or dissolution. 67

17.2 No Winding-Up Process So far as the Sellers are aware, within the last two years, other than Aboriginal Jobwave Inc., the Polish Entity and the Swedish Entity no petition or other process for winding-up or dissolution has been presented or threatened in writing against any Target Group Company. 17.3 No Receiver or Manager Within the last two years, other than in relation to Aboriginal Jobwave Inc., the Polish Entity and the Swedish Entity, no receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, over the whole or a substantial part of the undertaking or property of any Target Group Company. 17.4 Arrangements with Creditors So far as the Sellers are aware, within the last two years, other than in relation to Aboriginal Jobwave Inc., the Polish Entity and the Swedish Entity, no Target Group Company has entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them. 17.5 Solvency Each Target Group Company, other than in relation to Aboriginal Jobwave Inc., the Polish Entity and the Swedish Entity, either alone or with the support of a parent company, is able to pay its debts as and when they fall due. 17.6 Disclosure (a) The Data Room contains summaries or copies of all current material insurance policies and cover notes taken out in respect of a Target Group Company or the Business as at the date of this Agreement (“Insurances” and “Insurance” shall mean any one of them). (b) So far as the Sellers are aware, nothing has been done or omitted to be done which has made any Insurance void or voidable or that would permit an insurer to cancel the policy or refuse or materially reduce a claim or materially increase the premiums payable under the Insurances. 17.7 No Claims So far as the Sellers are aware, there are no material outstanding claims made by a Target Group Company or any person on its behalf under an Insurance or an insurance policy previously held by a Target Group Company. All material claims and known incidents that have occurred prior to Completion so far as the Sellers are aware could reasonably be expected to result in a claim after Completion have been or will be notified to the relevant insurers prior to Completion. 68

18. Taxes and Duties 18.1 Withholding Tax Any obligation on a Target Group Company under any Tax Law to withhold amounts at source has been complied with. 18.2 Shares (a) The shares of 0798576 are not “taxable Canadian property” as defined under subsection 248(1) of the Income Tax Act (Canada). (b) The Ingeus Australia Shares are not indirect Australian real property interests as defined in section 855-25 of the 1997 Australian Tax Act. 18.3 Records Each Target Group Company has maintained, or has had maintained on its behalf, proper and adequate records to enable it (or a parent company) to comply in all material respects with its obligations to: (a) prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law; (b) prepare any accounts necessary for compliance with any Tax Law; (c) support any position taken by any Target Group Company as required by any Tax Law; and (d) retain necessary records as required by any Tax Law. 18.4 Returns Submitted (a) Each Target Group Company has submitted, or has had submitted on its behalf, any necessary information, notices, computations returns or other documents required to be submitted to the Tax Authority in respect of any Tax relating to the relevant Target Group Company. Each Target Group Company has maintained, or has had maintained on its behalf, all such records in relation to Tax as it is required by applicable laws to maintain. (b) All such returns, notices and other material documents and information have been made on a proper basis, were provided within applicable time limits, were accurate and complete when provided and remain accurate and complete in all material respects and none of them are, so far as the Sellers are aware, likely to be the subject of any dispute with, or investigation by, any Tax Authority. No Tax return, so far as the Seller is aware, is disputed or is yet to be determined by, or subject to agreement with, a Tax Authority. (c) So far as the Sellers’ are aware, no written claim has been made in the five years preceding Completion by any Tax Authority in a jurisdiction where 69 a Target Group Company does not file Tax returns that such Target Group Company is or may be subject to taxation in that jurisdiction. 18.5 No Tax Audit The Sellers are not aware of any pending or threatened Tax audit relating to a Target Group Company. 18.6 No Disputes There are no disputes between a Target Group Company and any Tax Authority in respect of any Tax and there have not been any such disputes in the last five years (other than routine enquiries into returns), and there has been no written notification received that an investigation, enquiry or non-routine visit will be made by any Tax Authority. 18.7 Stamping All instruments (other than those which have ceased to have legal effect) executed by a Target Group Company (and which are or were subject to stamp duty, stamp duty land tax or equivalent transfer taxes in any other jurisdiction) have been duly stamped or are accompanied by a certificate from the relevant Tax Authority evidencing submission of a valid return and payment of any Tax due. 18.8 Accounts (a) All liabilities of any Target Group Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are suitably provided for or (as appropriate) disclosed in accordance with generally accepted accounting principles in the Accounts. (b) Subject to the Pre-Completion Reorganisation, since the Accounts Date, no Target Group Company has been involved in any transaction and no event has occurred which has given or may give rise to a liability to Tax on a Target Group Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than Tax in respect of normal trading income or receipts of that Target Group Company arising from transactions entered into in the ordinary course of business. 18.9 Tax Payments (a) All amounts of or in respect of Tax that each Target Group Company is or has been obliged to pay (insofar as such Tax ought to have been paid whether or not shown to be due on any Tax return) has been paid and each Target Group Company has duly deducted and accounted for to the relevant Tax Authority all amounts from any payments as it was required to do so by law, and all such amounts have been paid or deducted and accounted for within the applicable time limits. 70

(b) Ross will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of any: (1) change in method of accounting made prior to the Completion Date; (2) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of United States. state or local Tax Laws); (3) instalment sale or open transaction disposition made on or prior to the Completion Date; or (4) prepaid amount received on or prior to the Completion Date. 18.10 Secondary Liabilities (a) Except in accordance with United States income tax law governing the liability of consolidated, combined or unitary group members, each Target Group Company is not, and so far as the Sellers are aware, will not become liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax or be deprived of any relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which any other person, or any Target Group Company is or may be primarily liable and except for indemnification obligations contained in contracts the primary purpose of which is not the allocation of tax liabilities. (b) Ross has not been a member of a consolidated group filing a consolidated federal income Tax return (other than a group the common parent of which was Providence). 18.11 Accounts Reliefs No Relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) has been claimed and/or given to a Target Group Company which has been taken into account in the Accounts as an asset or in computing any current tax receivable or current tax liability which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring either at or at any time before Completion or within the ordinary course of business after Completion. 18.12 Company Residence No Target Group Company has on or before Completion been treated for any Tax purpose as resident in a country other than the country of its incorporation and no Target Group Company has, or has had within the statutory limitation period, a branch or agency or permanent establishment in a country other than the country of its incorporation except under United States entity classification principles. 18.13 VAT and GST To the extent required by law, each Target Group Company is duly registered for the purposes of VAT, and, where entitled to do so, GST, goods and services taxes, sales taxes and harmonised sales tax, in its country of incorporation, and all sales 71 taxes required by law to be collected have been collected and duly and timely remitted to the appropriate Tax Authority. 18.14 Tax Avoidance So far as the Sellers are aware, no Target Group Company has been involved in any transaction or series of transactions the sole or one of the main purposes of which was the avoidance of a liability to Tax. 18.15 Transfer Pricing (a) So far as the Sellers are aware, no Target Group Company has undertaken any material transaction which is otherwise than on arm’s length terms unless a transfer pricing adjustment was made in accordance with the relevant Tax Law and reflected in the tax returns for the relevant Target Group Company. (b) The Sellers have furnished to the Purchasers transfer pricing documentation in the Data Room to demonstrate the criteria taken into account in determining arm’s length terms for any such material transactions or provision as referred to in paragraph 18.15(a) between any Target Group Company and the Sellers or parties with which either Seller is connected or associated. 18.16 Share Capital Account So far as the Sellers are aware, the share capital account of each of the Australian Subsidiaries is not ‘tainted’ within the meaning of Division 197 of the 1997 Australian Tax Act, and the Australian Subsidiaries have not taken and will not take any action that will cause any of its share capital accounts to become a ‘tainted’ share capital account prior to Completion. 18.17 Tax Consolidation (a) Each Australian Subsidiary has been a member of the Consolidated Australian Tax Group at all times since 1 June 2014. (b) All relevant tax consolidation forms have been submitted to the Australian Taxation Office, as required. (c) Each Australian Subsidiary is not and has never been part of an MEC Group for the purposes of Part 3-90 of the 1997 Australian Tax Act. 18.18 Interposed entity election No Australian Subsidiary has been the subject of an interposed entity election for the purposes of the 1936 Australian Tax Act. 18.19 Commercial debt forgiveness No debt owed by a Target Group Company has been, or has been agreed to be, released, waived, forgiven or otherwise extinguished in circumstances which 72 would have resulted in a “net forgiven amount” under Division 245 of the 1997 Australia Tax Act or the former Division 245 of Schedule 2C of the 1936 Australia Tax Act or give rise to a taxable credit under section 358 of the 2009 UK Tax Act. 18.20 Imputation Credits and Distributions (a) Each franking and imputation credit balance of a Target Group Company is not (and is not deemed to be) less than zero and will not be reduced (or deemed to be reduced) to less than zero after Completion as a result of an event, matter or circumstances arising in connection with a period on or before Completion. (b) No Target Group Company has paid any dividend on or prior to Completion which has not been franked to the required level. (c) No Target Group Company has breached the benchmark rule in Division 203 of the 1997 Australian Tax Act. 19. Information So far as the Sellers are aware, the Disclosure Materials have been prepared in good faith for the purpose of disclosing information about the Shares, the Target Group and the Business to a potential buyer. 73

SCHEDULE 4 CONDITIONS Completion is conditional upon the following Conditions having been waived or satisfied in accordance with this Agreement: 1. Neither the Sellers, nor any member of the Retained Group, having any post- Completion liability or obligation under any of the Seller Group Support Obligations relating to the DWP Agreements or the RRP Agreements. 2. The counterparty to each of the Relevant Contracts providing written acknowledgement or consent (as the case may be) to the Sellers, in a form reasonably acceptable to each of the Purchasers and the Sellers, that the change of control under each of the Relevant Contracts on the sale of the Shares by the Sellers is consented to by the counterparty to the Relevant Contract. 3. Completion of the Pre-Completion Reorganisation. 74

SCHEDULE 5 LIMITATIONS ON LIABILITY 1. Limitations on quantum 1.1 Subject to paragraph 1.3 below, the maximum aggregate liability of the Sellers under this Agreement in respect of Relevant Claims relating to the Title Warranties shall be limited to an amount equal to the Equity Value. 1.2 Subject to paragraph 1.3 and 1.4 below, the maximum aggregate liability of the Sellers under this Agreement in respect of Relevant Claims relating to Non-Title Warranties shall be limited to an amount equal to 20% of the Equity Value. 1.3 Subject to clause 9.11, the maximum aggregate liability of the Sellers under this Agreement for all claims of any nature including all Relevant Claims and Indemnity Claims shall in no circumstances exceed an amount equal to the Equity Value. 1.4 Subject to paragraph 1.3 above, the maximum liability of the Sellers shall be $1 in relation to each of: (a) the Indemnity in clause 9.7(e); and (b) the Warranty in paragraph 19 (Information) of Schedule 3. 1.5 The Sellers shall not be liable for any single Relevant Claim relating to the Non- Title Warranties (other than Tax Claims) unless the amount of the liability pursuant to that single Relevant Claim (and, for these purposes, a number of Relevant Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated and form a single Relevant Claim) exceeds 0.1% of the Equity Value (the “De Minimis”) in which case each Seller shall be liable for such Seller’s Allocation Percentage of the entire amount of such Relevant Claim (and not merely the excess). 1.6 The Sellers shall not be liable for any single Relevant Claim relating to the Non- Title Warranties (other than Tax Claims) unless the aggregate amount of the liability of the Sellers for all Relevant Claims not prohibited by paragraph 1.5 above exceeds 1% of the Equity Value (the “Threshold”) in which case each Seller shall be liable for such Seller’s Allocation Percentage of the entire amount (and not merely the excess above the Threshold). 1.7 For the purposes of calculating Relevant Claims counting towards the Threshold and/or the De Minimis: (a) there shall be excluded from any Relevant Claim the amount of any costs, expenses and other liabilities (together with any VAT thereon) incurred or to be incurred by the Purchasers and/or any Target Group Company in connection with the making of any such Relevant Claim; and (b) there shall be excluded the amount of any other Relevant Claim in respect of the same fact, matter, event or circumstance giving rise to the same loss. 75

2. Notice of Relevant Claims and Time Limits for Bringing Relevant Claims 2.1 Subject to clause 9.9, the Sellers shall not be liable for any Relevant Claim or Indemnity Claim unless written notice of the Relevant Claim or Indemnity Claim has been given to Providence by or on behalf of the Purchasers as soon as reasonably practicable after a Purchaser or a member of the Purchasers’ Group is aware that the relevant fact, matter, event or circumstance has arisen and in any event written notice of a Relevant Claim must be given: (a) on or before the date which is 18 months from the Completion Date for Relevant Claims relating to Non-Title Warranties (excluding Tax Warranties) or Indemnity Claims; (b) on or before the date which is 5 years from the Completion Date for Relevant Claims relating to Title Warranties; and (c) on or before the date which is 5 years from the Completion Date for Tax Claims. 2.2 The written notice of a Relevant Claim (other than a Tax Claim) or an Indemnity Claim shall give specific details of the nature of the Relevant Claim or Indemnity Claim, the circumstances giving rise to it and the Purchasers’ bona fide estimate of any alleged loss. 2.3 A Relevant Claim or an Indemnity Claim notified in accordance with paragraphs 2.1 and 2.2 (including under clause 9.9) shall be unenforceable against a Seller on the expiry of six months starting on: (a) in the case of a Relevant Claim (other than a Tax Claim), or an Indemnity Claim, the day of notification of such claim, or (b) in the case of a Relevant Claim which is a Tax Claim, the later of the day of notification of the Relevant Claim or, where relevant, the day of final determination by a Tax Authority of the Tax Liability giving rise to such Tax Claim, unless proceedings in respect of the Relevant Claim or Indemnity Claim have been properly issued and validly served on a Seller within that period. 3. No Duplication of Recovery 3.1 The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnification more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, event, matter or circumstance regardless of whether more than one Relevant Claim or Indemnity Claim or other claim arises in respect of it, and for this purpose recovery by the Purchasers or any member of the Purchasers’ Group shall be deemed to be a recovery by each and all of them. 3.2 Without prejudice to the generality of paragraph 3.1, if the Purchasers are entitled to claim under the Tax Schedule or under the Tax Warranties in respect of the 76 same liability, the Purchasers may claim under either or both but payments under the Tax Schedule shall pro tanto satisfy and discharge any claim which is capable of being made under the Tax Warranties in respect of the same liability and vice versa. 4. Subsequent Recovery Following any payment by a Seller in respect of any Relevant Claim (other than a Tax Claim) or Indemnity Claim, if the Purchasers or any of the Target Group Companies (as the case may be) is or subsequently becomes entitled to recover from a third party (including any insurer or any Tax Authority) a sum which is referable to that Relevant Claim or Indemnity Claim, the Purchasers shall, and shall procure that the Target Group Companies shall, use all reasonable endeavours to recover such sum from such third party. If any amount is actually recovered from such third party, then after the deduction of the Purchasers’ and the Target Group Companies’ reasonable out of pocket costs in obtaining such recovery and any Tax payable on such recovery, the balance (up to the amount actually received from a Seller) shall be repaid by the Purchasers to such Seller. 5. Contingent Liability The Sellers shall not be liable for breach of Warranty or Indemnity in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. 6. Sellers’ Access 6.1 In the event of a Relevant Claim or Indemnity Claim, the Purchasers shall procure that the Sellers and their representatives are allowed, upon reasonable notice and during normal working hours (following reasonable notice by the Sellers to the Purchasers), access to all such information (and management of the relevant Target Group Company) as the Sellers may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting such Relevant Claim. 6.2 In the event of a Relevant Claim or Indemnity Claim, the Purchasers shall use reasonable endeavours to procure that the auditors (both past and then present) of the relevant Target Group Company make available their audit working papers (subject to customary hold harmless letters) in respect of audits of the accounts of the relevant Target Group Company for any relevant accounting period in connection with such Relevant Claim. 7. Allowances, Provisions and Reserves 7.1 Neither Seller shall be liable for any Relevant Claim (other than a Tax Claim) or any Indemnity Claim to the extent that: (a) any allowance, provision or reserve has been expressly made or provided for in the Accounts or the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such Relevant Claim or Indemnity Claim to the extent that payment or discharge of the relevant matter has been taken into account therein; 77

(b) any allowance, provision or reserve expressly made or provided for in the Accounts or the Locked Box Accounts in respect of the fact, matter, event or circumstance giving rise to such Relevant Claim or Indemnity Claim is insufficient by reason of any change to applicable law or legislation (including any regulation, directive requirement or any practice of any government, government department or agency or regulatory body) made on and/or after the date of this Agreement with retrospective effect. 8. Changes on and/or After Completion 8.1 The Sellers shall not be liable for any Relevant Claim (other than a Tax Claim) or an Indemnity Claim to the extent that it arises, or is increased or extended by: (a) any decision of any court or tribunal or the passing or coming into force of, or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body, in each case made on and/or after the date of this Agreement; (b) any change in the accounting reference date of a Purchaser or any Target Group Company made on and/or after Completion; (c) any change in any accounting basis, policy, practice or approach of, or applicable to, any Target Group Company or any Purchaser or any member of the Purchasers’ Group, or any change in the way an accounting basis is adopted for tax purposes, in each case, made on and/or after Completion; (d) any cessation of, or any material change in, the nature or conduct of any business carried on by any Purchaser or any Target Group Company, occurring on and/or after Completion; (e) any act, omission, transaction or arrangement carved out or effected prior to Completion at the request of or with the consent of the Purchasers, including in accordance with the Transaction Documents; (f) any act, omission, transaction or arrangement carried out or effected on and/or after Completion by, or at the request or with the approval of, the Purchasers or any member of the Purchasers’ Group (or any of their respective directors, officers, employees or agents); or (g) the Purchasers or any member of the Purchasers’ Group disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed on or before Completion. 9. Third Party Claims 9.1 If the Purchasers or any member of the Purchasers’ Group become aware of any actual or threatened assessment, claim, action or demand by a third party against any member of the Purchasers’ Group (a “Third Party Claim”) which causes or which, in the Purchasers’ reasonable opinion, is likely to result in the Purchasers 78 being entitled to pursue a Relevant Claim (other than a Tax Claim) or an Indemnity Claim or cause the Sellers to be liable under the Warranties or an Indemnity, the Purchasers shall (and shall procure, where relevant, that the relevant member of the Purchasers’ Group shall): (a) as soon as reasonably practicable and in any event within 20 Business Days give written notice of the Third Party Claim to a Seller, specifying in reasonable detail the nature of the claim; and (b) if requested by a Seller, permit such Seller to have exclusive conduct of any such Third Party Claim. 9.2 If a Seller assumes the defence of the Third Party Claim in accordance with paragraph 9.1(b), then: (a) the Sellers shall consult with the Purchasers regarding the conduct of the Third Party Claim and take into account and act upon the reasonable requests of the Purchasers to the extent that such requests do not materially prejudice the business interests of such Seller or the Retained Group; (b) the Seller must conduct the Third Party Claim in good faith; (c) the Seller will indemnify, and reimburse and compensate, the Purchasers against any material liability or loss incurred, suffered by or awarded against the Purchasers arising directly out of the Seller's conduct of the Third Party Claim; and (d) the Purchasers must and must procure that the Target Group Companies, co-operate with the Seller and do all things within their power reasonably requested by the Seller in respect of the Third Party Claim. 9.3 If a Seller does not request exclusive conduct of any such Third Party Claim, the Purchasers shall: (a) subject to paragraph 13, and paragraphs 9.3(b), (c) and (d) and 9.4 below, take such actions as the Purchasers may decide about the Third Party Claim, including to negotiate, defend and/or settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person; (b) if requested by the Sellers, provide to the Sellers (at the Sellers’ expense) copies of any material correspondence or other documents relating to the Third Party Claim; (c) keep the Sellers reasonably informed of the progress of the Third Party Claim and of any material developments in relation to the Third Party Claim; and (d) consult with the Sellers regarding the conduct of the Third Party Claim and take into account and act upon the reasonable requests of the Sellers. 79

9.4 The Purchasers shall not (and shall procure that no other member of the Purchasers’ Group shall) make any admission or liability, agree to any compromise or settlement, or make any payment in relation to a Third Party Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed. 10. Remediable Breaches Neither Seller shall be liable for any claim to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied by, or at the expense of, such Seller within 40 days of the date on which written notice of such claim is given to such Seller pursuant to this Schedule 5. 11. Insurance 11.1 The Sellers shall not be liable for any Relevant Claim or Indemnity Claim to the extent that the Purchasers or any member of the Purchasers’ Group recovers an amount under an insurance policy in respect of any loss, damage or liability which is the basis of such Relevant Claim or Indemnity Claim. 11.2 If the Purchasers or any member of the Purchasers’ Group is insured against any loss, damage or liability under the terms of any insurance policy which loss, damage or liability is the basis of a Relevant Claim or an Indemnity Claim, then the insured company shall make a claim in respect of such loss, damage or liability against the insurers under such policy and pursue such claim with all reasonable commercial diligence. If, after a Seller has made any payment in respect of a Relevant Claim or an Indemnity Claim, the Purchasers or any member of the Purchasers’ Group subsequently recovers or obtains payment in respect of the Relevant Claim under such policy, the Purchasers shall pay the Sellers an amount equal to the lesser of any amount paid by the Sellers to the Purchasers in respect of the Relevant Claim or an Indemnity Claim and the Sellers’ percentage of claim of the sum so recovered under the insurance policy (less any reasonable out-of- pocket costs incurred in recovering such amount and any taxes attributable in respect of such amount). 12. Priority of Claims The Sellers shall not be liable for any Relevant Claim unless the Purchasers procure that the Purchasers’ Group has first used all reasonable endeavours to exercise any right of recovery available to any member of the Purchasers’ Group pursuant to any share purchase agreement, business purchase agreement, asset acquisition agreement, assignment of intellectual property or any similar agreement entered into by any member of the Target Group prior to Completion (each a “Previous Transaction Claim”) to the extent that a Previous Transaction Claim exists or may exist in relation to the fact, matter or circumstance giving rise to a claim. The Purchasers shall: (a) as soon as reasonably practicable give written notice and reasonable details of any Previous Transaction Claim to the Sellers following it becoming aware of such a claim; 80

(b) procure that the relevant member of the Target Group takes reasonable steps to maximise the amount recovered in respect of a Previous Transaction Claim; (c) consult with the Sellers in good faith in relation to any Previous Transaction Claim as to ways in which the amount recovered can be maximised; and (d) not withdraw, settle or compromise any Previous Transaction Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld. 13. Mitigation The Purchasers shall (and shall procure that any relevant member of the Purchasers’ Group shall) take all reasonable action to mitigate any loss suffered by it or the relevant member of the Purchasers’ Group which would, could or might result in a claim against the Sellers (other than in respect of a Tax Claim). 14. Purchasers’ Knowledge Neither Seller shall be liable in respect of any Relevant Claim (other than a Tax Claim under the Tax Schedule) if and to the extent that any member of the Purchasers’ Group has knowledge of the fact, matter or circumstance which is the subject of such Relevant Claim. 15. Consequential Loss The Sellers shall not be liable for any claim for Consequential Loss. 16. Reduction in Consideration Any amount paid by the Sellers in respect of any Relevant Claim or Indemnity Claim shall be treated as a reduction in the Consideration. 17. W&I Policy The provisions of this Schedule 5 are subject to the provision of clause 10.1. 18. Relevance of Limitations in Circumstances of Fraud, etc. Nothing in this Schedule 5 shall have the effect of limiting or restricting any liability of the Sellers in respect of a Relevant Claim or an Indemnity Claim arising as a result of any fraud by the Sellers. 19. Future Legislation No liability shall arise under this Agreement in respect of any matter, act, omission or circumstance (or combination thereof), including the aggravation of a matter or circumstances and any losses arising therefrom, to the extent that the same would not have occurred but for: 81

(a) the passing of, or any change in, any law, rule, regulation or administrative practice of any governmental agency after the date of this Agreement; and (b) any change after the date of this Agreement of any generally accepted interpretation or application of any legislation. 82

SCHEDULE 6 CONDUCT OF BUSINESS BEFORE COMPLETION 1. Sellers’ Obligations Subject to paragraph 2 below and to the extent lawful and consistent with the terms of the relevant contracts, the Sellers shall from the date of this Agreement until Completion procure: 1.1 that each Target Group Company carries on its business in the ordinary and usual course; 1.2 that there is no declaration or payment of a dividend or other distribution (whether in cash, stock or in kind) made or paid on any of its issued share capital nor any purchase or reduction of its paid-up share capital by any Target Group Company other than to another Target Group Company; 1.3 that no share, loan capital or other security is created, allotted or issued or agreed to be created, allotted or issued by any Target Group Company other than to another Target Group Company; 1.4 that no Target Group Company: (a) creates, amends or agrees to create or amend any Encumbrance over the Shares or over the shares of any Target Group Company; (b) makes any alteration to its articles of association or any other document or agreement establishing, evidencing or relating to its constitution; (c) enters into any joint venture, partnership or agreement for the sharing of profits or assets; (d) acquires (whether by one transaction or by a series of transactions) the whole, or substantially the whole of the business, undertaking or assets of any other person; (e) disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets valued at GBP 50,000 or more; (f) obtains or agrees to obtain any third party debt finance, grants any loans or other financial facilities or assistance to, or enters into any guarantees or indemnities or provides other security for the benefit of, any person in each case, other than in the ordinary course of business; (g) enters into any new employment contracts with senior executives or engages any new employee, contractor or consultant with a total annual remuneration in excess of GBP 75,000 per annum; (h) terminates the employment or engagement of or encourages the resignation of any employee, contractor or consultant earning over GBP 75,000 per annum (except for cause); 83

(i) amends any contract with the Key Employees or materially changes the role, responsibilities, remuneration, benefits or other terms of employment of any employee, contractor or consultant (other than ordinary course increases in such benefits, salaries, and bonuses); (j) incurs any material expense which is of an abnormal, extraordinary, exceptional or non-recurring nature or amount; (k) amends or cancels any existing insurance policy in the name of or for the benefit of a Target Group Company unless a replacement policy (on reasonable market terms or terms no less favourable to the Target Group Company) has been put in place; (l) enters into or varies any contract or commitment with the Seller or any member of the Retained Group; (m) incorporates any new subsidiary (or subsidiary undertaking), registers any new partnership interest, acquires any share capital, partnership interest or other securities or interest in any person other than a member of the Target Group; (n) disposes of any member of the Target Group; (o) other than in the ordinary course of business or consistent with past practice, makes or changes any Tax election, changes an annual accounting period, adopts or changes any accounting method, or files an amended Tax Return, carryback claim or other adjustment with respect to any Tax period ending on or before the Completion Date (except to the extent consistent with the basis on which the Locked Box Accounts have been prepared); (p) enters into (or makes a bid, tender, proposal or offer likely to lead to) any new individual contract or commitment, or varies or amends or terminates any existing contract or commitment, involving expenditure or obligations in excess of GBP 100,000, or enter into any new individual contract or commitment which when taken together with any other such proposed (or proposed amended or terminated) contract or commitment would involve or likely to involve expenditure or obligations in excess of GBP 1,000,000 per annum; and (q) institutes or settles or abandons, or agrees to settle, any litigation where the institution or settlement is likely to result in a payment to or by a Target Group Company of GBP 200,000 or more (except for collection in the ordinary course of business, consistent with past practice, of trade debt)s; and (r) agree to do any of the matters listed in paragraphs (a) to (q) (inclusive). 1.5 that the relevant Target Group Company uses its reasonable endeavours to obtain the change of control consent from the counterparties to the following contracts: 84

(a) RRP Agreements; (b) NCS Agreements; and (c) NDPP Agreements. 2. Exclusions 2.1 The Seller’s obligations set out in paragraphs 1.1 to 1.5 above shall not apply to: (a) any and all matters contemplated by the Transaction Documents (including the Saudi SPA) and/or in connection with the Pre-Completion Reorganisation; (b) any and all matters in accordance with agreements entered into by a Target Group Company in the ordinary course of business or prior to the date of this Agreement; (c) any Permitted Leakage; (d) any ongoing bid, tender, proposal or offer process (including any related guarantee) in progress or contemplated at the date of this Agreement; (e) any and all matters relating to the repayment, forgiveness, capitalisation, distribution or transfer of intercompany loans between the Target Group Companies; (f) any matter reasonably undertaken in an emergency or disaster situation with the intention of and only to the extent of those matters required with a view to minimising any adverse effect of such situation; (g) providing information to any government authority or Tax Authority in the ordinary and usual course of business; (h) any matter to the extent required by applicable law or regulation; (i) any and all matters relating to the Sellers’ discussions with the Ministry of Justice in connection with the RRP Agreements; or (j) any and all matters for which the Purchasers or a member of the Purchasers’ Group provides consent (such consent not to be unreasonably withheld or delayed). 3. Joint Obligations Notwithstanding any other provision of this Schedule 6, prior to Completion the Sellers and the Purchasers shall, and will procure that their respective affiliates shall, not share any information or communicate in any manner whatsoever amongst such parties in respect of, or in connection with, the National Citizens Service tender(s). 85

4. Access to Business and records On and from the date of this Agreement to the extent lawful and reasonable and consistent with confidentiality and contractual obligations, the Sellers shall provide the Purchasers reasonable access to the Properties, the statutory books and records and senior management of the Target Group at reasonable times before Completion to enable the Purchasers to prepare, to the extent reasonably necessary, for the operation of the Business after Completion. 86

SCHEDULE 7 SCHEDULE OF PERMITTED LEAKAGE 1. Permitted Leakage 1.1 Permitted Leakage means: (a) Any payments undertaken at the written request, or with the written consent, of the Purchasers. (b) Any payments, steps or actions that are expressly permitted, required under, set out in, or in accordance with the Transaction Documents, (including the Saudi SPA) or the Pre-Completion Reorganisation. (c) Any direct or indirect payments from Ingeus LLC to the Retained Group. (d) Any liabilities, payments, expenses and/or accruals specifically provided for or referred to or noted in the Locked Box Accounts. (e) Any payments of salary, consultants fees, fees for services, group charges, directors’ fees and expenses (including, where applicable all associated PAYE, income tax and national insurance contributions, or equivalent in any jurisdiction outside the United Kingdom),) to or for the benefit of any Target Group Company’s employees or directors, provided such payments are in the ordinary course of business or trading. (f) Any Plan Payments (including, where applicable, all associated PAYE, income tax and national insurance contributions or equivalent in any jurisdiction, including the United Kingdom) and any other payments under the Ingeus Transaction Bonus Plan, which is not expected to exceed US$3,000,000. (g) Any loan repayments (including interest) paid or payable to any member of the Retained Group (or forgiveness, capitalisation, distribution or transfer) deriving from loans made by or between any member of the Retained Group and a Target Group Company. (h) Any payment by Ross on account of any liability for U.S. federal, state or local consolidated, combined or unitary taxes to any member of the Retained Group in respect of earnings of Ross after the Locked Box Date. (i) Any Taxation arising as a result of, or in connection with, any of the matters in paragraphs (a) – (h) (inclusive) above. 87

SCHEDULE 8 TAX SCHEDULE 1. Interpretation 1.1 In this Tax Schedule, the following words and expressions shall, unless the context requires otherwise, have the following meanings: “Accounts Relief” means: any Relief (including a right to a repayment of Tax) that has been shown as an asset in the Locked Box Accounts; “Demand” means any notice, demand, assessment, letter (including letters relating to tax audits or reviews), return, amended return, computation, claim or other document issued, or action taken, by or on behalf of a Tax Authority (including the imposition of any withholding) from which it appears that a Tax Liability is to be or may be imposed which may give rise to a Tax Claim; “Event” includes (without limitation), the expiry of a period of time, any of the Target Group Companies becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any Income, Profit or Gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this Agreement), event, act or omission whatsoever; “Income, Profits or Gains” means realised or unrealised income, profits, gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed; “Overprovision” has the meaning given in paragraph 6.2(c); “Preparing Party” has the meaning given in paragraph 5.3; “Purchasers’ Relief” means: (a) any Accounts Relief; (b) any Relief of a Target Group Company arising in connection with any Event occurring after the Locked Box Date (other than a Relief arising outside the ordinary 88 course of business of a Target Group Company); and (c) any Relief, whenever arising, of the Purchasers or any member of the Purchasers’ Group, other than a Target Group Company; “Relevant Amount” has the meaning given in paragraph 6.3; “Relevant Person” means any of the Sellers and any company or companies (other than a Target Group Company) which are, or have been on or before Completion treated as, members of the same group as, or otherwise connected or associated in any way with, any of the Sellers or Target Group Company for any Tax purpose or which at any time after Completion is treated as a member of the same group as, or otherwise connected or associated in any way with, any of the Sellers for any Tax purpose; “Relevant Target Group has the meaning given in paragraph 9.1; Company” “Relief” means any loss, relief, allowance, exemption, set off, deduction or credit in respect of any Tax or relevant to the computation of any Income, Profits or Gains or Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax); “Repayment Amount” has the meaning given in paragraph 7.2; “Reviewing Party” has the meaning given in paragraph 5.3; “Saving” has the meaning given in paragraph 6.2(a); “Straddle Document” has the meaning given in paragraph 5.3; “Straddle Period” has the meaning given in paragraph 5.3; “Tax Authority” means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax; “Tax Document” has the meaning given in paragraph 5.1; and “Tax Liability” has the meaning given in paragraph 1.3. 89

1.2 Save where specifically required or indicated otherwise: (a) references to “Income, Profits or Gains” shall include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; (b) references to Income, Profits or Gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profit or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax; and (c) any reference to the occurrence of an Event on or before a particular date (including, without limitation, Completion) shall include Events which are for the purposes of any Tax deemed to have been or treated or regarded as having occurred or existed at or before that date. 1.3 In this Tax Schedule, references to a “Tax Liability” shall mean: (a) any liability or increased liability to make an actual payment of or in respect of or on account of Tax; (b) any loss, disallowance, clawback or reduction in the amount of any Accounts Relief; and (c) the use or set off against Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ended on or before Completion or against any Tax otherwise chargeable in respect of an Event occurring on or before Completion of all or any part of any Purchasers’ Relief where the use or set off of that Purchasers’ Relief or any part of that Purchasers’ Relief has the effect of reducing or eliminating any liability to make an actual payment of Tax of a Target Group Company, which would, but for such use or set off, have given rise to a claim by the Purchasers against the Sellers under this Tax Schedule. 1.4 The Tax Liability referred to in paragraphs 1.3(a) to 1.3(c) above shall be treated as being equal to: (a) in any case falling within paragraph 1.3(a), the amount of the liability or increased liability; (b) in any case falling within paragraph 1.3(b), an amount equal to the value placed in the Locked Box Accounts of the Accounts Relief which is lost, disallowed, clawed back or reduced; and (c) in any case falling within paragraph 1.3(c), the amount of actual Tax that has been saved in consequence of such use or setting off. 1.5 For the purposes of determining whether a Tax Liability or Relief is (i) in respect of or arising from an Event occurring before, on or after Completion; or (ii) referable to Income, Profits or Gains earned, accrued or received before, on or 90 after Completion, the parties agree that an accounting period of the relevant Target Group Company shall be deemed to have ended on the Completion Date. 2. Covenant to pay 2.1 Subject to the provisions of this Tax Schedule, the Sellers jointly and severally covenant to pay to the Purchasers an amount equal to: (a) any Tax Liability of a Target Group Company which arises as a consequence of or by reference to any Event which occurred on or before Completion; (b) any Tax Liability of a Target Group Company which arises in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion; (c) any Tax Liability of Ross under section 1.1502-6 of the Treasury Regulations for the Taxes of another person arising as a result of Ross’s affiliation prior to the Completion with any member of the Retained Group; and (d) all reasonable costs and expenses properly incurred and payable by the Purchasers’ Group or a Target Group Company in connection with any Tax Liability mentioned in this paragraph 2.1 or with any Demand therefor; provided that the Purchasers shall not be entitled to recover an amount from the Sellers under this Tax Schedule more than once in respect of the same Tax Liability. 2.2 Any amount paid to the Purchasers under this Tax Schedule shall, to the extent possible, be treated as a reduction to the Consideration. 3. Limitations and exclusions 3.1 The covenants contained in paragraph 2 shall not apply and the Purchasers shall not be entitled to bring a claim under them or with respect to any Tax Warranty Claim (treating the circumstances giving rise to such claim as if, for the purposes of this paragraph 3.1 they gave rise to a Tax Liability) to the extent that: (a) provision or reserve in respect of that Tax Liability has been made in the Locked Box Accounts including any valuation in respect of deferred tax; (b) the Tax Liability was paid or discharged on or before Completion and is provided for in the Locked Box Accounts; (c) the Tax Liability arises as a result of transactions in the ordinary course of business of the relevant Target Group Company since the Locked Box Date; (d) the Tax Liability arises as a result of or by reference to the Pre-Completion Reorganisation; 91

(e) the Tax Liability in question arises in respect of any Event occurring, or any actual (and not deemed) Income, Profits or Gains earned, accrued or received, in each case, after Completion, provided that this paragraph 3.1(e) shall not apply to any Tax Liability that arises in respect of a transaction described in paragraph 18.9(b) of Schedule 3; (f) the Income, Profits or Gains in respect of which that Tax Liability arises were actually earned, accrued or received by any of the Target Group Companies on or before the Locked Box Date but were not reflected in the Locked Box Accounts; (g) any Relief other than a Purchasers’ Relief is available, or would be so available but for any action taken by a Purchaser or a Target Group Company after Completion unless such action is required to be taken by a Purchaser or a Target Group Company by law, or is made available by the Sellers or a member of the Retained Group without payment in respect thereof, to the relevant Target Group Company to reduce, set off or eliminate the Tax Liability; (h) the Tax Liability would not have occurred but for: (i) the passing of, or any change in, any law, rule, regulation, published practice, concession or administrative practice of any Tax Authority after Completion, including (without prejudice to the generality of the foregoing) any increase in the rate of Tax or any imposition of Tax or any withdrawal of relief from Tax, that are not actually (or prospectively) in effect at Completion; (ii) any change after Completion of any generally accepted interpretation or application of any legislation; or (iii) any change in accounting or Tax policy, bases or practice of a Purchaser or a Target Group Company introduced or having effect after Completion; (i) the Tax Liability would not have arisen or would have been reduced or eliminated but for any of the Target Group Companies ceasing to carry on any trade or business after Completion or effecting a major change in the nature or conduct of any trade or business carried on by it or any increase in its capital; (j) to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for any change of the date to which a Target Group Company makes up its accounts or any change to any of its accounting or Tax policies, methods, bases or practices (including the treatment of timing differences and the basis on which a Target Group Company values its assets) in either case after Completion; (k) it would not have arisen but for a voluntary act, transaction or omission of a Target Group Company after Completion, the Purchasers or any member of the Purchasers’ Group and which the Purchasers were aware, or ought 92 reasonably to have been aware, would give rise to the Tax Liability or other liability in question; (l) the Tax Liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of a Target Group Company to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, to the extent the Purchasers were given sufficient information to determine that the making, giving or doing of which was taken into account in the Locked Box Accounts; (m) the Tax Liability would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given after Completion by a Purchaser, a Target Group Company or any other member of the Purchasers’ Group under the provisions of any enactment or regulation relating to Tax, other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in the Locked Box Accounts; (n) the Purchasers have already made recovery in respect of such Tax Liability by way of insurance; (o) the Purchasers have already made recovery in respect of such Tax Liability under this Tax Schedule, or any other provision of the Agreement or otherwise without cost to the Purchasers; (p) such Tax Liability has been made good without cost to a Target Group Company or to any other member of the Purchasers’ Group; (q) the Tax Liability would not have arisen but for the failure of the Purchasers to comply with its obligations contained in paragraphs 4 or 5; (r) the Tax Liability is a liability to Tax comprising interest, penalties, charges or costs in so far as is attributable to the unreasonable delay or default of the Purchasers or a Target Group Company after Completion; (s) the Tax Liability constitutes Permitted Leakage; and (t) the Tax Liability arises in any Target Group Company in connection with Completion pursuant to the application of Division 711 or section 104-520 of the 1997 Australian Tax Act. 3.2 Certain provisions of Schedule 5 of the Agreement contain additional limitations to liability, which apply to this Tax Schedule (including but not limited to certain financial limits and time limits and which shall apply, for the avoidance of doubt, in addition to any limitations in this Tax Schedule). 93

4. Contesting a Demand 4.1 Upon any of the Purchasers or a Target Group Company becoming aware of a Demand, the Purchasers shall as soon as reasonably practicable give written notice of that Demand to the Sellers. The Purchasers shall procure that the relevant Target Group Company shall take such action and give such information and assistance in connection with the affairs of the relevant Target Group Company as the Sellers may reasonably and promptly request, by written notice, to avoid, resist, dispute, appeal or compromise any Demand. 4.2 The actions which the Sellers may reasonably request under paragraph 4.1 shall include (without limitation) the relevant Target Group Company applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Sellers to take on or take over at its own expense the conduct of all or any part of the proceedings to the extent arising in connection with the Demand in question, and, if the Sellers take on or take over the conduct of proceedings: (a) the Purchasers shall (without unreasonable delay) procure that the relevant Target Group Company provides such information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of those proceedings; and (b) the Sellers shall (without unreasonable delay) exercise diligently and in good faith their rights under this paragraph 4 and shall keep the Purchasers fully informed of the progress of the proceedings and provide the Purchasers with copies of all correspondence or other written records pertaining to the portion of proceedings relevant to the Target Group Company. 4.3 The Sellers shall indemnify the Purchasers, each Target Group Company and any other member of the Purchasers’ Group against all costs reasonably and properly incurred in connection with any action referred to in paragraph 4.2. 4.4 The Purchasers will procure that no matter relating to any Demand referred to in paragraph 4.1 is settled or otherwise compromised without the Sellers’ prior written consent (not to be unreasonably withheld or delayed). 5. Tax returns 5.1 The Sellers or their duly authorised agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax returns and computations of each Target Group Company, including claims, elections, surrenders, notices, consents, settlements or adjustments and substantive correspondence relating to each of the foregoing (each a “Tax Document”), for all Tax accounting periods of the Target Group Company ending on or before the Completion Date and all subsequent matters relating to any of the aforementioned, provided that the Sellers shall prepare such Tax Documents in a manner consistent with past practice and in accordance with all applicable Tax Laws. 94

5.2 Except with respect to any Tax Document relating to any affiliated, consolidated, combined or unitary group of which Ross is a member: (a) the Purchasers and the Sellers must as soon as practicable deliver to each other copies of all correspondence sent to or received from the Tax Authority to the extent related to any Target Group Company; (b) the Purchasers must afford (or procure the affordance) to the Sellers or their duly authorised agents, at the Sellers’ cost, all information and assistance which may reasonably be required to prepare, sign, submit and agree all matters arising under this paragraph 5; (c) the Sellers must afford the Purchasers at least 15 (fifteen) Business Days to review any draft Tax Documents before lodgement, but if the Sellers have not received any comments within 15 (fifteen) Business Days, the Purchasers shall be deemed to have approved such draft documents; (d) the Sellers shall take into account and reflect all reasonable comments and suggestions made by the Purchasers or its duly authorised representatives; and (e) the Purchasers undertake to procure that the Target Group Companies shall at the request of the Sellers sign and submit to the relevant Tax Authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all the other documents and returns that the Sellers may request to give effect to the foregoing provisions provided that the Purchasers shall not be obliged to procure that the Target Group Companies sign and submit a document which contains a manifest error or is not supported by applicable Tax Law. 5.3 Unless a Seller otherwise elects by notice in writing to the Purchasers in relation to any Tax Documents relating to any Tax item or series of Tax items, the Purchasers or its duly authorised agents shall be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities (to the extent not already done at Completion) all Tax Documents of each Target Group Company, in respect of each Tax accounting period in which Completion falls other than a Tax accounting period that ends on the Completion Date (the “Straddle Period” and each such Tax Document a “Straddle Document”). The Party with, or which assumes, responsibility for preparing the Straddle Documents shall be the “Preparing Party” and the other Party, the “Reviewing Party”. The Preparing Party shall prepare Straddle Documents in a manner consistent with past practice and in accordance with all applicable Tax Laws. 5.4 For the purposes of paragraph 5.3: (a) all Straddle Documents shall be submitted in draft form by the Preparing Party to the Reviewing Party or their duly authorised agents for comment; 95

(b) the Reviewing Party or its duly authorised agents may comment within 15 (fifteen) Business Days of such submission but if the Preparing Party has not received any comments within 15 (fifteen) Business Days, the Reviewing Party and its duly authorised agents shall be deemed to have approved such draft documents; (c) the Preparing Party shall take into account and reflect all reasonable comments and suggestions made by the Reviewing Party or its duly authorised agents (but, when the Reviewing Party is a Seller, only in relation to any matter that could give rise to a claim under paragraph 2.1 in this Tax Schedule or in which the Seller otherwise has a financial interest as a result of the provisions of this Agreement); (d) the Sellers and the Purchasers shall each respectively afford (or procure the affordance) to the other or their duly authorised agents all information and assistance which may reasonably be required to prepare, sign, submit and agree all outstanding Tax returns and computations; and (e) the Purchasers and the Sellers shall as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority. 5.5 The Purchasers undertake to procure that each Target Group Company shall at the request of the Sellers sign and submit to the relevant Tax Authority all notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) that the Sellers may request relating to the Straddle Period, provided that the Purchasers will not be obliged to procure that a Target Group Company sign and submit a document which contains a manifest error or is not supported by applicable Tax Law. 6. Corresponding benefits, Savings and Overprovisions 6.1 To the extent that any deduction or withholding in respect of which an additional amount has been paid under paragraph 11 of this Tax Schedule (Grossing up) results in the payee obtaining a Relief, the payee must pay to the payer, within 10 (ten) Business Days of the use or set off of the Relief, an amount equal to the lesser of the Tax saved as a result of such use or set off and the additional sum paid under paragraph 11 provided that the payee will not be obliged to pay to the payer an amount in excess of the amount which will leave it (after that payment) in the same after-Tax position as it would have been in had there been no payment under paragraph 11 in respect of which such deduction or withholding arose. 6.2 Save to the extent an amount is paid to the payer by the payee pursuant to paragraph 6.1 above, if the auditors for the time being of a Target Group Company (at the request and expense of the Sellers) have certified that: (a) a Tax Liability has resulted in a payment by the Sellers to the Purchasers under this Tax Schedule or under the Tax Warranties and such liability gives rise to a corresponding saving of Tax (the “Saving”) for a Target 96

Group Company (which has not been taken into account in computing any liability of the Sellers under the Tax Warranties or this Tax Schedule); or (b) a Target Group Company has received or obtained a Relief (other than any Relief which is a repayment of Tax or a Purchasers’ Relief) which has arisen: (i) as a consequence of or by reference to any Event that occurred on or before Completion; (ii) in respect of any Income, Profits or Gains which were earned, accrued or received on or before Completion or in respect of a period ending on or before Completion; or (iii) as a result of any Tax Liability (or the circumstances giving rise to such Tax Liability) which has resulted in a payment having been made or becoming due from the Sellers pursuant to a Tax Claim; or (c) any provision for Tax in the Locked Box Accounts (excluding any provision in respect of deferred Tax) is an overprovision other than as a result of the utilisation of any Purchasers’ Relief (the “Overprovision”), then an amount equal to the amount by which the liability to Tax of the relevant Target Group Company (other than a liability which would have given rise to a claim under this Tax Schedule) is reduced as a result of the utilisation of the Saving or Relief or the amount of the Overprovisions shall be dealt with in accordance with paragraph 6.3. 6.3 Where pursuant to paragraph 6.2 any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 6.3: (a) the Relevant Amount shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim or otherwise under this Agreement; (b) to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers pursuant to a Tax Claim or otherwise under this Agreement and not previously refunded under this paragraph 6.3, up to the amount of such excess (such refund to be made within 10 (ten) Business Days of the certification of the existence and amount of such Relevant Amount); and (c) to the extent that there remains any excess, such excess shall be carried forward and set against future payments due from the Sellers pursuant to a Tax Claim or otherwise under this Agreement. 6.4 If the auditors make an amendment to the earlier certificate and the amount of the Saving, Relief or Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment required shall be made by the relevant party as soon as practicable to put the other party in the same 97 position it would have been in if the Relevant Amount had always been the revised amount and not the amount originally certified. 6.5 For the purposes of paragraph 6.2, no Saving or Relief shall be treated as having arisen until it has been realised by the relevant Target Group Company either by way of a repayment of or by a reduction in Tax which would otherwise have become due and payable. 7. Repayments 7.1 If, on or before the seventh anniversary of Completion, a Target Group Company has received or obtained a repayment of Tax (other than a Purchasers’ Relief) in relation to Tax which has arisen: (a) as a consequence of or by reference to any Event which occurred wholly on or before the Locked Box Date; (b) in respect of any Income, Profits or Gains which were wholly earned, accrued or received on or before the Locked Box Date or wholly in respect of a period ending on or before the Locked Box Date; or (c) as a result of any Tax Liability which has resulted in a payment having been made or becoming due from the Sellers pursuant to a Tax Claim, then an amount equal to that repayment (less any reasonable fees, costs and expenses incurred by the Purchasers or the relevant Target Group Company in obtaining such repayment) shall be dealt with in accordance with paragraph 7.2. 7.2 Where pursuant to paragraph 7.1 any amount (the “Repayment Amount”) is to be dealt with in accordance with this paragraph 7.2: (a) the Repayment Amount shall first be set off against any payment then due from the Sellers pursuant to a Tax Claim; and (b) to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers pursuant to a Tax Claim and not previously refunded under this paragraph 7.2, up to the amount of such excess (such refund to be made within 10 (ten) Business Days of the certification of the existence and amount of such Repayment Amount); and (c) to the extent that there remains any excess, the Purchasers shall pay an amount equal to that excess to the Sellers by way of an adjustment to the Consideration. 8. Third Party Recovery 8.1 If the Sellers have paid an amount in respect of any Tax under paragraph 2 or in respect of any other circumstances giving rise to a Tax Claim and the relevant Target Group Company or the Purchasers are entitled to recover from some other person (including a Tax Authority) any sum in respect of the Tax that has resulted 98 in that payment by the Sellers (other than by the utilisation of the whole or any part of any Purchasers’ Relief), the Purchasers shall, or shall procure that the relevant Target Group Company shall, notify the Sellers in writing as soon as reasonably practicable. The Purchasers shall take all reasonable steps as requested by the Seller (at the Seller’s expense) to secure such recovery. 8.2 Following a notification under paragraph 8.1, if requested by the Sellers in writing and at the Sellers’ sole expense, the Purchasers shall, or shall procure that the relevant Target Group Company shall, take all reasonable steps to enforce such recovery as the Sellers may reasonably require and shall keep the Sellers fully informed of any progress in relation to such recovery. 8.3 Following any recovery under paragraph 8.2, the Purchasers shall pay to the Sellers, within 10 (ten) Business Days of the recovery, whichever is the lesser of: (a) the amount so recovered by the relevant Target Group Company or the Purchasers in respect of that Tax Liability less any Tax chargeable on the amount of such recovery and less any third-party costs and expenses reasonably and properly incurred and not previously recovered from the Sellers under paragraph 8.2 and less the amount of such recovery which has been taken into account in computing any liability in respect of a Tax Claim; and (b) the amount paid by the Sellers under paragraph 2 in respect of the relevant Tax Claim. 8.4 If the provisions of paragraph 6 (Corresponding Benefits, Savings and Overprovisions) and this paragraph 8 (Third Party Recovery) would apply in respect of a Saving, Relief or Overprovision or the provisions of paragraph 7 (Repayments) and this paragraph 8 (Third Party Recovery) would apply in respect of a repayment of Tax, the provisions of paragraphs 6 and 7, and not the provisions of this paragraph 8, shall apply in relation to it. 9. Counter covenant 9.1 The Purchasers hereby covenant with the Sellers to pay to the Sellers in aggregate an amount equal to any liability or increased liability to Tax of any member of the Seller’s Group that: (i) arises as a consequence of or by reference to a failure by a Relevant Target Group Company after the Completion Date to discharge a liability to Tax; (ii) relates to the Income, Profits or Gains of, or an Event involving, a Relevant Target Group Company; (iii) arises as a result of a breach of any Purchasers’ covenant under this Agreement; or (iv) arises as a result of or by reference to the Pre-Completion Reorganisation. For the purposes of this paragraph 9.1, the term “Relevant Target Group Company” shall mean the Target Group Company and any other company which is, or has at any time been, treated for any Tax purposes as being: (a) a member of the same group of companies as the Purchasers; or (b) associated with the Purchasers. 99

9.2 The Purchasers covenant with the Sellers to pay to the Sellers an amount equal to any reasonable out-of-pocket, legal, accounting or other costs and expenses reasonably and properly incurred by the Sellers in connection with any such liability or increased liability to Tax (or demand therefor). 9.3 The covenants contained in paragraph 9.1 shall not apply to the extent that the Tax has been recovered under any relevant statutory provision (and the Sellers shall procure that no such recovery is sought to the extent that payment is made hereunder) or would give rise to a Tax Claim under Paragraph 2. 9.4 Paragraph 4 (Contesting a Demand) shall apply to the indemnity in paragraph 9.1 as if references to the Purchasers were replaced with references to the Sellers (and vice versa) where appropriate and making any other necessary modifications. 10. Payment of claims 10.1 Any amount that is required to be paid under this Tax Schedule shall be paid in cleared and immediately available funds on or before the later of five Business Days after the date on which demand is made for payment by or on behalf of the payee and the following dates: (a) in the case of a Tax Liability that involves a liability to make an actual payment or increased payment of Tax or amount in respect thereof: (i) in the case of a Tax Liability in respect of which there is no provision for payment by instalments, the fifth Business Day prior to the day that is the latest date on which the Tax in question can be paid to a Tax Authority in order to avoid a liability to interest or penalties; and (ii) in the case of a Tax Liability in respect of which there is provision for payment by instalments, the fifth Business Day prior to the day that is the date on which an instalment of such Tax becomes payable to a Tax Authority (so that on each such date an appropriate proportion of the amount claimed shall be paid), such proportion to be notified by the Purchasers to the Sellers at least ten Business Days prior to each such date; (b) in the case of a Tax Liability which involves a liability of a Target Group Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by the use of a Purchasers’ Relief, the date or dates referred to in (i) or (ii) of paragraph 10.1(a) above that would have applied to the Tax satisfied, avoided or reduced by the Relief if that Tax had been payable; (c) and, in any other case, five Business Days after the date on which demand is made for payment by or on behalf of the payee or, in cases where the claim is disputed, five Business Days after the claim has been finally agreed between the parties. 100

11. Grossing up 11.1 All amounts due under this Tax Schedule from the Sellers to the Purchasers (or from the Purchasers to the Sellers shall be paid in full without any set-off (except to the extent provided in this Agreement), counterclaim, deduction or withholding (other than any deduction or withholding required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Schedule, the payer shall pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. The Sellers or the Purchasers, as the case may be, shall furnish to the other such forms and certificates as it is legally able to furnish so as to reduce or eliminate any such deduction or withholding. 11.2 If the Purchasers incur, or would have incurred but for the use of a Relief, a Tax liability which results from, or is calculated by reference to, any sum paid under this Tax Schedule, the amount payable will be increased to such sum as will ensure that, after payment of the Tax liability, the Purchasers are left with a net sum equal to the sum it would have received had no such Tax liability arisen. 12. Section 338 elections 12.1 Upon the written request of a Seller furnished no later than 210 days after the Completion Date, the Purchaser shall make a timely and valid election under Section 338(g) of the Code for each Target Group Company in relation to which such request is made. The Purchaser and the Sellers shall cooperate with each other as reasonably requested in connection with the making of such elections. Prior to filing such elections, and in no event less than 30 days prior to the due date therefor, the Purchaser shall furnish the Sellers with draft election forms for the Sellers’ approval. The Purchaser shall file such forms after obtaining the Sellers’ approval (which the Sellers shall provide no later than five days prior to the due date for such forms) and shall furnish to the Sellers copies of the elections promptly after the Purchaser files them. The Purchaser shall not make or cause to be made any election under Section 338(g) of the Code with respect to any Target Group Company except with the written consent of the Sellers. 12.2 Upon the written request of a Seller furnished no later than 210 days after the Completion Date, the Purchasers and Seller shall make or cause their subsidiaries to make a timely joint election under Section 338(h)(10) of the Code and any corresponding provisions of U.S., state or local law with respect to the sale under the Agreement of the shares of Ross (such elections, the “Section 338(h)(10) Elections”). The Sellers shall prepare and file all forms, schedules and other documents necessary to effect such Section 338(h)(10) Elections, and the Purchasers shall cooperate with the Seller in connection with such preparation and filing and shall execute or cause to be executed such forms, schedules and other documents as requested by the Seller. The Purchasers shall make no election under Section 338 of the Code in respect of Ross other than pursuant to this paragraph 12.2. 101

SCHEDULE 9 [Omitted] 102

SCHEDULE 10 [Omitted] 103

SCHEDULE 11 AUSTRALIAN EARN-OUT 1. Purchasers’ obligations To the extent lawful, the Purchasers shall from the date of Completion procure: (a) that Providence, at its own cost and expense, shall be provided with all information and access as Providence shall reasonably request in connection with the Australian Earn-out, upon reasonable notice and during normal business hours (following reasonable notice by the Sellers to the Purchasers), including to (i) the relevant books, records and accounts of each member of the Earn-Out Group and other relevant members of the Purchasers’ Group, with the right to take copies, and (ii) the premises used by, and management of, each such member of the Earn- Out Group and the Purchasers’ Group; (b) that no steps are taken, or actions omitted to be taken, and no dispositions are made that may be reasonably likely to require Buyer (as defined in the Australian Share Sale Agreement) or Providence to make a payment under or in connection with the Australian Earn-out, Schedule 13 of the Australian Share Sale Agreement, or paragraph 2 of this Schedule 11 below without the prior written consent of Providence (including amending the Australian Share Sale Agreement); (c) that each member of the Purchasers’ Group and of the Earn-Out Group, at the Sellers’ cost and expense, cooperates fully with and acts upon any reasonable request from Providence in connection with the Australian Earn-out and Schedule 13 of the Australian Share Sale Agreement including, if requested, disputing any amount as payment of Earn-Out Consideration (as defined in the Australian Share Sale Agreement); (d) if Providence so requests, that Providence shall have sole authority to avoid, dispute, compromise, or defend any claim made or reasonably in prospect in relation to the Australian Earn-out; (e) that Providence is kept informed of any material development or discussions relating to the Australian Earn-out and Schedule 13 of the Australian Share Sale Agreement, including copies of any draft and final Audited Accounts or Earn-Out Statements (both as defined in the Australian Share Sale Agreement); (f) that Buyer (as defined in the Australian Share Sale Agreement) complies with its obligations under the Australian Share Sale Agreement including in respect of Audited Accounts (as defined therein); and (g) that any amounts released from escrow and paid to Ingeus Australia Holdings Pty Limited pursuant to the escrow agreement dated 20 May 2014 and relating to certain specified matters in the Australian Share Purchase Agreement shall be paid in cash to Providence on behalf of 104

Holdings within five Business Days of receipt of any such amount released from escrow. 2. Providence Obligations (a) If the Purchasers have materially complied with its obligations under paragraph 1 above, then Providence shall pay, on behalf of the Buyer (as defined in the Australian Share Sale Agreement), the Australian Earn-out (if any) in accordance with the Australian Share Sale Agreement. 105

SCHEDULE 12 [Omitted] 106

SCHEDULE 13 W&I EXCLUDED CLAIMS A W&I Excluded Claim shall be: 1. Any claim to be the extent marked as excluded (whether fully or partially) in “Appendix A Warranty Spreadsheet” of the W&I Policy; and 2. In respect of a claim against a Seller and up to the amount of the W&I Policy Retention Amount, to the extent and for the amount that the Purchasers would have been entitled to be indemnified by the W&I Insurer under the W&I Policy but for the W&I Retention Amount not being able to be recovered under the W&I Policy; provided that: (a) No claim may be a W&I Excluded Claim in respect of (i) the Indemnity in clause 9.7(e); (ii) the Warranty at paragraph 19 of Schedule 3; or (iii) the Warranty at paragraph 4.2 of Schedule 3. (b) no claim may be a W&I Excluded Claim as a result of termination of the W&I Policy prior to the end of the Policy Period (as defined in the W&I Policy); and (c) the provisions of Schedule 5 shall apply to any W&I Excluded Claim. 107